Fourth Amended and Restated Receivables Sale Agreement

Dated as of September 28, 2006

among

Crompton & Knowles Receivables Corporation,
as the Seller,

Chemtura Corporation,
as the Initial Collection Agent,

ABN AMRO Bank N.V.,
as the Agent and the Amsterdam Purchaser Agent,

Wachovia Bank, National Association,
as the VFCC Purchaser Agent and LC Issuer

Calyon New York Branch,
as the Atlantic Purchaser Agent

the other Purchaser Agents from time to time party hereto

the Related Bank Purchasers from time to time party hereto,

and

Amsterdam Funding Corporation

Atlantic Asset Securitization LLC

Variable Funding Capital Company, LLC and

the other Conduit Purchasers from time to time party hereto

Table of Contents

Article I	Purchases from Seller, Letters of Credit and Settlements
Section 1.1.	Sales
Section 1.2.	Letters of Credit
Section 1.3.	Interim Liquidations.
Section 1.4.	Discount Rates and Tranche Periods.
Section 1.5.	Fees and Other Costs and Expenses
Section 1.6.	Computation of Effective Receivable Interest; Deemed Collection
Section 1.7.	Reduction in Commitments
Section 1.8.	Repurchases.
Section 1.9.	Assignment of Purchase Agreements.
Section 1.10.	Extension of Termination Date
Section 1.11.	Grant of Security Interest

Article II	Sales to and from Conduit Purchasers; Allocations
Section 2.1.	Required Purchases from Conduit Purchaser
Section 2.2.	Purchases by a Conduit Purchaser
Section 2.3.	Allocations and Distributions
Section 2.4.	Release of Excess Cash Collateral

Article III	Administration and Collections
Section 3.1.	Appointment of Collection Agent
Section 3.2.	Duties of Collection Agent
Section 3.3.	Reports
Section 3.4.	Lock-Box Arrangements
Section 3.5.	Enforcement Rights
Section 3.6.	Collection Agent Fee
Section 3.7.	Responsibilities of the Seller
Section 3.8.	Actions by Seller
Section 3.9.	Indemnities by the Collection Agent.

Article IV	Representations and Warranties
Section 4.1.	Representations and Warranties

Article V	Covenants
Section 5.1.	Covenants of the Seller

Article VI	Indemnification
Section 6.1.	Indemnities by the Seller
Section 6.2.	Increased Cost and Reduced Return
Section 6.3.	Other Costs and Expenses
Section 6.4.	Withholding Taxes
Section 6.5.	Payments and Allocations

Article VII	Conditions Precedent
Section 7.1.	Conditions to Closing
Section 7.2.	Conditions to Each Purchase

Article VIII	The Agent
Section 8.1.	Appointment and Authorization
Section 8.2.	Delegation of Duties
Section 8.3.	Exculpatory Provisions
Section 8.4.	Reliance by Agent
Section 8.5.	Assumed Payments
Section 8.6.	Notice of Termination Events
Section 8.7.	Non-Reliance on Agent, Purchaser Agents and Other Purchasers
Section 8.8.	Agents and Affiliates.
Section 8.9.	Indemnification
Section 8.10.	Successor Agent.

Article IX	Miscellaneous
Section 9.1.	Termination
Section 9.2.	Notices
Section 9.3.	Payments and Computations
Section 9.4.	Sharing of Recoveries
Section 9.5.	Right of Setoff
Section 9.6.	Amendments
Section 9.7.	Waivers
Section 9.8.	Successors and Assigns; Participations; Assignments
Section 9.9.	Intended Tax Characterization
Section 9.10.	Waiver of Confidentiality
Section 9.11.	Confidentiality of Agreement
Section 9.12.	Agreement Not to Petition.
Section 9.13.	Excess Funds
Section 9.14.	No Recourse
Section 9.15.	Limitation of Liability
Section 9.16.	Headings; Counterparts.
Section 9.17.	Cumulative Rights and Severability.
Section 9.18.	Governing Law; Submission to Jurisdiction
Section 9.19.	Waiver of Trial by Jury
Section 9.20.	Entire Agreement.
Section 9.21.	Original Sale Agreement

Signature

Schedules	Description
Schedule I	Definitions
Schedule II	Related Bank Purchasers and Commitments of Related Bank Purchasers

Exhibits	Description
Exhibit A	Form of Incremental Purchase Request
Exhibit B	Form of Notification of Assignment from the Related Bank Purchasers to Amsterdam
Exhibit C-1	Form of Monthly Report
Exhibit C-2	Form of Weekly Report
Exhibit C-3	Form of Daily Report
Exhibit D	Addresses and Names of Seller and Originator
Exhibit E	Subsidiaries
Exhibit F	Lock-Boxes and Lock-Box Banks
Exhibit G	Form of Lock-Box Letter
Exhibit H	[Reserved]
Exhibit I	Credit and Collection Policy

Fourth Amended and Restated
Receivables Sale Agreement

This Fourth Amended and Restated Receivables Sale Agreement, dated as of September 28, 2006 (this “Agreement”), among Crompton & Knowles Receivables Corporation, a Delaware corporation, as Seller (the “Seller”), Chemtura Corporation (f/k/a Crompton Corporation), a Delaware corporation, as the initial Collection Agent (the “Initial Collection Agent”), and, together with any successor thereto, the “Collection Agent”), ABN AMRO Bank N.V., as agent for the Purchaser Group to which Amsterdam is a party and the Purchasers (the “Agent”), Calyon New York Branch (“Calyon”), as the Purchaser Agent for the Purchaser Group to which Atlantic is a party, Wachovia Bank, National Association (“Wachovia”), as Letter of Credit issuer (in such capacity, the “LC Issuer”) and as Purchaser Agent for the Purchaser Group to which VFCC is a party, the other Purchaser Agents from time to time party hereto, the related bank purchasers party hereto (the “Related Bank Purchasers”), Amsterdam Funding Corporation (“Amsterdam”), as a Conduit Purchaser, Atlantic Asset Securitization LLC (“Atlantic”), as a Conduit Purchaser, Variable Funding Capital Company, LLC (“VFCC”), as a Conduit Purchaser and the other Conduit Purchasers from time to time party hereto. Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I.

Preliminary Statement

Reference is made to the Third Amended and Restated Receivables Sale Agreement dated as of March 2, 2006 (as amended prior to the date hereof, the “Original Sale Agreement”), among the parties hereto (other than the LC Issuer). The Seller has requested that a sub-facility for standby letters of credit be added to the facility evidenced by the Original Sale Agreement. This Agreement amends and replaces in its entirety the Original Sale Agreement, and from and after the date hereof, all references to the Original Sale Agreement in any Transaction Document or in any other instrument or document shall, without more, be deemed to refer to this Agreement.

Now, Therefore, in consideration of the mutual agreements contained herein and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article I
Purchases from Seller, Letters of Credit and Settlements

Section 1.1.Sales. f

(a) Sold Interest; Seller Interest. Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, sell to the Conduit Purchasers, or, only if a Conduit Purchaser declines to make the applicable purchase, ratably to the Related Bank Purchasers for such Conduit Purchaser, an undivided percentage ownership interest in the Receivables and all related Collections. Any such purchase (a “Purchase”) shall be made by each relevant Purchaser remitting funds to the Seller, through its Purchaser Agent, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest so acquired by a Purchaser in the Receivables and related Collections (its “Purchase Interest”) shall equal at any time the following quotient:

I	+	PRP
ERB

where:
I	=	the outstanding Investment of such Purchaser at such time;
ERB	=	the Eligible Receivables Balance at such time; and
PRP	=	the Purchaser Reserve Percentage at such time.

Except during a Liquidation Period for a Purchaser, such Purchaser’s Purchase Interest will change whenever its Investment, its Purchaser Reserve Percentage or the Eligible Receivables Balance changes. During a Liquidation Period for a Purchaser, its Purchase Interest shall remain constant at the percentage in effect as of the day immediately preceding the beginning of such Liquidation Period, except for redeterminations to reflect Investment acquired from or transferred to another Purchaser hereunder or under the Transfer Agreement. The sum of all Purchasers’ Purchase Interests at any time is referred to herein as the “Sold Interest”, which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables and Collections. All right, title and interest in the Receivables and related Collections not constituting part of the Sold Interest shall constitute the “Seller Interest”. On each day hereafter on which Collections are received, the Collection Agent shall allocate such Collections ratably to the Sold Interest and to the Seller Interest. Collections allocated to the Sold Interest shall hereinafter be referred to as “Purchaser Collections,” and Collections allocated to the Seller Interest shall hereinafter be referred to as “Seller Collections.”

(b) Conduit Purchasers Purchase Option and Other Purchasers’ Commitments. Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will the Conduit Purchasers have any obligation to make a Purchase. Each Related Bank Purchaser severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof, to make Purchases before the Termination Date, based on the applicable Purchaser Group’s Ratable Share of each Purchase (and in the case of each Related Bank Purchaser, the Commitment Percentage of its Purchaser Group’s Ratable Shares of such Purchase) by the Related Bank Purchasers, to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the aggregate Credit Exposure would not thereby exceed the Aggregate Commitments. Each Purchaser’s first Purchase, and each additional Purchase by such Purchaser not made solely from Purchaser Collections pursuant to Section 1.1(d), is referred to herein as an “Incremental Purchase.” Each Purchase made by a Purchaser with the proceeds of Purchaser Collections which does not increase the outstanding Investment of such Purchaser, is referred to herein as a “Reinvestment Purchase.” All Purchases hereunder shall be made ratably by each Purchaser Group in accordance with the Commitment of such Purchaser Group.

(c) Incremental Purchases. In order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent and each Purchaser Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A, by 10:00 a.m. (Chicago time) three Business Days before the requested date (the “Purchase Date”) of such Purchase, specifying the requested Purchase Date (which must be a Business Day) and the requested amount (the “Purchase Amount”) of such Purchase, which must be in a minimum amount of $1,000,000 and multiples thereof (or, if less, an amount equal to the Maximum Incremental Purchase Amount). All Incremental Purchases must be requested ratably from all Conduit Purchasers unless, upon such request, a Conduit Purchaser, in its sole discretion, determines not to make its Ratable Share of the requested Incremental Purchase, in which case the Seller will automatically be deemed to have requested such Incremental Purchase from the Related Bank Purchasers of such Conduit Purchaser. Each Purchaser Agent shall promptly notify the related Purchasers from which a Purchase is requested of the contents of such request. If a Conduit Purchaser determines, in its sole discretion, to make the requested Purchase, such Conduit Purchaser shall transfer to the applicable Purchaser Agent’s Account the amount of such Incremental Purchase on the requested Purchase Date. If a Conduit Purchaser refuses to make a requested Purchase the Seller shall automatically be deemed to have requested the Incremental Purchase from the Related Bank Purchasers of such Conduit Purchaser, subject to Section 7.2 and the other terms and conditions hereof, each Related Bank Purchaser shall transfer its Ratable Share of the requested Purchase Amount into the applicable Purchaser Agent’s Account by no later than 12:00 noon (Chicago time) on the Purchase Date. Each Purchaser Agent shall transfer to the Seller Account the proceeds of any Incremental Purchase to the extent of funds actually received by such Purchaser Agent in such Purchaser Agent’s Account.

(d) Reinvestment Purchases. Unless a Conduit Purchaser has provided to the Agent, its Purchaser Agent, the Seller and the Collection Agent a notice still in effect that it no longer wishes to make Reinvestment Purchases (in which case, such Conduit Purchaser’s Reinvestment Purchases, but not those of its Related Bank Purchasers, shall cease), at any time before the Termination Date when no Interim Liquidation is in effect, on each day that any Purchaser Collections are received by the Collection Agent, a Purchaser’s Purchase Interest in such Purchaser Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser, but only to the extent such Reinvestment Purchase would not cause the Purchaser’s Investment to increase above the amount of such Investment at the start of the day plus any Incremental Purchases made by the Purchaser on that day. A Conduit Purchaser may revoke any notice provided under the first sentence of this Section 1.1(d) by notifying the Agent, its Purchaser Agent, the Seller and the Collection Agent that it will make Reinvestment Purchases.

Section 1.2. Letters of Credit. (a) Issuance and Modification. Subject to the terms and conditions hereof, the Seller may, from time to time before the Termination Date, request that the LC Issuer issue Letters of Credit, and the LC Issuer hereby agrees to issue each Letter of Credit and to renew, extend, increase, decrease or otherwise modify each such Letter of Credit (“Modify,” and each such action a “Modification”), from time to time upon the request of the Seller prior to the Termination Date; provided that no Letter of Credit shall be issued or Modified by the LC Issuer if: (i) after giving effect thereto, the aggregate Credit Exposure would exceed the Aggregate Commitment, (ii) after giving effect thereto, the LC Obligations would exceed the LC Sublimit, (iii) after giving effect thereto, the Effective Receivable Interest (as most recently computed or recomputed by the Collection Agent in a Periodic Report and expressed as a percentage) would exceed 100.0% at any time; (iv) the face amount of such Letter of Credit is less than $1,000,000; (v) such Letter of Credit has an original expiry date more than one year after the later of (A) its date of issuance, and (B) the date of its most recent Modification; or (vi) the LC Issuer has received written notice that a Termination Event or Potential Termination Event exists and is continuing.

(b) Letter of Credit Requests. The Seller shall give the LC Issuer and the Purchaser Agents reasonable prior notice of the proposed date of issuance or Modification of each Letter of Credit (and in no event shall such notice be given later than 12:00 noon (Chicago time) three Business Days prior to such issuance or Modification), by delivering a copy of the Letter of Credit Request provided to it under the Purchase Agreement, together with a transmittal letter in substantially the form of Exhibit H hereto, duly completed by the Seller. The issuance or Modification by the LC Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in Article VII, be subject to the conditions precedent that such Letter of Credit shall be reasonably satisfactory to the LC Issuer and that the Seller shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as the LC Issuer shall have reasonably requested (each, an “LC Application”). In no event shall the LC Issuer be obligated to issue a Modification if, on the proposed date of such Modification, the LC Issuer would not be obligated to issue a new Letter of Credit if requested or if the beneficiary does not consent to the proposed terms of the Modification. In the event of any conflict between the terms of this Agreement and the terms of any LC Application, the terms of this Agreement shall control.
(c) Reimbursement by Seller; Interest; Pledge of Seller Interest. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the LC Issuer shall notify the Purchaser Agents and the Seller as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Seller shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. The Seller shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind, either from cash on hand or, subject to the terms and conditions hereof, with the proceeds of a Purchase (and, in the event that the Seller does not have sufficient cash on hand to make any such reimbursement, the Seller hereby irrevocably and unconditionally commits that it will request a Purchase on the terms and conditions specified in this Agreement); provided that the Seller shall not hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Seller to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer or (ii) the LC Issuer’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. All such amounts paid by the LC Issuer and remaining unpaid by the Seller (whether from cash on hand or with the proceeds of a Purchase made in accordance with this Agreement) shall bear interest (“Interest”), payable on each Settlement Date in arrears out of Seller Collections, for each day until paid at a rate per annum equal to the Default Rate. Regardless of whether the applicable LC Payment Date has occurred, the Purchaser Agents are hereby irrevocably directed to pay the proceeds of each Purchase made while any Reimbursement Obligation remains outstanding directly to the LC Issuer until all such Reimbursement Obligations, together with all accrued and unpaid interest and LC Fees thereon, are paid in full. The Seller’s Reimbursement Obligations, and the Seller’s obligation to pay Interest pursuant to this Section 1.2(c), shall be secured by a pledge of the Seller Interest.

(d) Obligations Absolute. The Seller’s obligations under this Section 1.2 shall be absolute and unconditional under any and all circumstances and irrespective of (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Seller or any Originator may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable LC Issuer or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect (provided that such draft, demand, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof) or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by the LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit (provided that such draft, demand, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof); or any payment made by the LC Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code of the United States, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally; (v) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to the departure from any guarantee, for all or any of the obligations of the Seller or any Originator in respect of any Letter of Credit; or (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Seller of the applicable Originator, provided that the Seller shall not hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Seller to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer or (ii) the LC Issuer’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. The Seller shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it, and, in the event of any claim of noncompliance with Seller’s instructions or other irregularity, the Seller will immediately (and in any event within 5 Business Days) notify the LC Issuer. The Seller shall be conclusively deemed to have waived any such claim against the LC Issuer and its correspondents unless such notice is given as aforesaid.

(e) Actions of the LC Issuer. With respect to any actions taken or omitted in the absence of gross negligence or willful misconduct, the LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer.

(f) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the LC Issuer or the Related Bank Purchasers, the LC Issuer hereby grants to each Related Bank Purchaser, and each Related Bank Purchaser hereby acquires from the LC Issuer, a participation in such Letter of Credit equal to such Related Bank Purchaser’s Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Related Bank Purchaser hereby absolutely and unconditionally agrees to pay to the LC Issuer, such Related Bank Purchaser’s Percentage of each draw honored by the LC Issuer pursuant to a Letter of Credit and not reimbursed by the Seller on the date due as provided in Section 1.2(c), or of any reimbursement payment required to be refunded to the Seller for any reason. Each Related Bank Purchaser acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Termination Event or Collection Agent Replacement Event or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. The Related Bank Purchasers shall be entitled to receive their ratable shares of any LC Fees and Interest actually collected by the LC Issuer, but in no event shall they be entitled to share in any other fees, commissions, charges or expenses payable to the LC Issuer.

(g) LC Issuer Agreements. Promptly after the occurrence thereof, the LC Issuer shall report to each of the Purchaser Agents: (i) the date and amount of each issuance, extension, amendment, renewal and cancellation of a Letter of Credit, (ii) the date and amount of each draw honored under a Letter of Credit, and (iii) the date and amount of each failure by the Seller to reimburse a Reimbursement Obligation required to be reimbursed to the LC Issuer. The LC Issuer shall invoice the Seller for LC Fees no later than the 15th day of each month hereafter and shall disburse each Related Bank Purchaser’s share of LC Fees and Interest received by the LC Issuer within one (1) Business Day after the LC Issuer’s receipt thereof.
(h) Cash-Collateralization of LC Obligations. On the Termination Date, the Seller shall be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the LC Issuer, an amount equal to all Reimbursement Obligations then outstanding, together with accrued and unpaid Interest and L/C Fees thereon, and to deposit into the Letter of Credit Collateral Account an amount equal to the Aggregate Face Amount Outstanding, together with an amount equal to the L/C Fees that will accrue thereon through the expiry date of each Letter of Credit. The LC Issuer may at any time or from time to time after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of draws under outstanding Letter of Credit and any other amounts as shall from time to time have become due and payable by Seller to the LC Issuer under the Transaction Documents. After all of the LC Obligations have been indefeasibly paid in full and the obligation of the LC Issuer to issue Letter of Credit has been terminated, any funds remaining in the Letter of Credit Collateral Account shall be returned by the LC Issuer to the Seller or paid to whomever may be legally entitled thereto at such time.

Section 1.3. Interim Liquidations. (a) Optional. The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent, the LC Issuer, each Purchaser Agent and the Collection Agent at least three Business Days’ written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease before the Termination Date (identified as a specific date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Termination Date, subject to Section 1.3(b) below, by notifying the Agent, the LC Issuer, each Purchaser Agent and the Collection Agent in writing (including by telecopy or other facsimile communication) at least three Business Days before the date on which it desires such Interim Liquidation to cease.

(b) Mandatory. If, at any time before the Termination Date, any condition in Section 7.2 is not fulfilled, the Seller shall immediately notify the Agent, the LC Issuer, each Purchaser Agent and the Collection Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall only cease upon the Seller confirming to the Agent that the conditions in Section 7.2 are fulfilled.

Section 1.4. Discount Rates and Tranche Periods. (a) Each Conduit Purchaser’s Investment will accrue Funding Charges for each day on which it is outstanding. On each Settlement Date the Seller shall pay to each Purchaser Agent (for the benefit for the related Conduit Purchaser) an aggregate amount equal to all accrued and unpaid Funding Charges in respect of such Investment for the immediately preceding Discount Period. Each Purchaser Agent shall allocate the Investment of the related Conduit Purchaser to one or more Tranche Periods in its sole discretion.

(b) All Investments of the Related Bank Purchasers shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. In each request for an Incremental Purchase from a Related Bank Purchaser and three Business Days before the expiration of any Tranche Period applicable to any Related Bank Purchaser’s Investment, the Seller may request the Tranche Period(s) to be applicable to such Investment and the Discount Rate(s) applicable thereto. All Investment of the Related Bank Purchasers may accrue Discount at either the Eurodollar Rate or the Prime Rate, in all cases as established for each Tranche Period applicable to such Investment. Each Tranche shall be in the minimum amount of $1,000,000 and in multiples thereof or, in the case of Discount accruing at the Prime Rate, in any amount of Investment that otherwise has not been allocated to another Tranche Period. Any Investment of the Related Bank Purchasers not allocated to a Tranche Period shall be a Prime Tranche. During the pendency of a Termination Event, the applicable Purchaser Agent may reallocate any outstanding Investment of the Related Bank Purchasers to a Prime Tranche. All Discount accrued on the Investment of the Related Bank Purchasers during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period or, for a Eurodollar Tranche with a Tranche Period of more than three months, 90 days after the commencement, and on the last day, of such Tranche Period.

(c) If, by the time required in Section 1.4(b), the Seller fails to select a Discount Rate or Tranche Period for any Investment of any Related Bank Purchaser, such amount of Investment shall automatically accrue Discount at the Prime Rate for a three Business Day Tranche Period. Any Investment purchased from a Conduit Purchaser pursuant to a Transfer Agreement shall accrue Discount at the Prime Rate and have an initial Tranche Period of three Business Days.

(d) If a Purchaser Agent or any Related Bank Purchaser determines (i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation, (ii) that deposits of a type and maturity appropriate to match fund any of such Related Bank Purchaser’s Eurodollar Tranches are not available or (iii) that the maintenance of any Eurodollar Tranche will not adequately and fairly reflect the cost of such Related Bank Purchaser of funding Eurodollar Tranches, then such Purchaser Agent, upon the direction of such Purchaser, shall suspend the availability of, and terminate any outstanding, Eurodollar Tranche so affected. All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Rate Tranche.

Section 1.5. Fees and Other Costs and Expenses. (a) The Seller shall pay to each Purchaser Agent for the benefit of the members of its Purchaser Group in such proportions as they may have agreed, the fees specified in the Fee Letter. The Seller shall also pay to the LC Issuer the facing fee specified in the Fee Letter (the “Facing Fee”).

(b) If the amount of Investment allocated to any CP or Eurodollar Tranche is reduced before the last day of its Tranche Period, or if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser that had its Investment so reduced or scheduled Purchase not made.

Section 1.6. Computation of Effective Receivable Interest; Deemed Collection. (a) General. The Effective Receivable Interest (and the portions thereof comprising the Sold Interest and the Pledged Interest) shall be computed as of the last day of each Reporting Period (after giving effect to any payments to be made on the next succeeding Settlement Date pursuant to this Agreement) and on the Termination Date. In addition, (i) if, on any Business Day prior to the Termination Date, the Seller desires the Purchasers to make an Incremental Purchase or desires the LC Issuer to issue, increase or extend a Letter of Credit and the Effective Receivable Interest as reflected on the most recent Periodic Report delivered to the Agent and the Purchaser Agents would exceed 100.0% after giving effect to such proposed Incremental Purchase, Letter of Credit issuance or Letter of Credit increase, the Seller may provide to the Agent and the Purchaser Agents, not later than delivery of the notice for such Incremental Purchase pursuant to Section 1.1(c), a written recomputation of the Effective Receivable Interest reflecting the proposed increase in Aggregate Investment or LC Obligations and changes since the last day of the prior Settlement Period in the Eligible Receivables Balance and Aggregate Reserves, in which case, the Effective Receivable Interest shall be recomputed as of the date of such recomputation; and (ii) at any time, the Agent or LC Issuer may reasonably require the Collection Agent to provide an updated Periodic Report based on the information then available to Collection Agent, for purposes of recomputing the Effective Receivable Interest or demonstrating that the Credit Exposure does not exceed the Aggregate Commitments as of any other date and that the LC Obligations do not exceed the LC Sublimit, and the Collection Agent agrees to do so within three (3) Business Days after its receipt of the Agent’s request. If, at any time, the sum of the Credit Exposure plus the Aggregate Reserve is greater than the Eligible Receivables Balance, the Seller shall pay ratably to each of the Purchaser Agents for its respective Purchaser Group an amount of Purchaser Collections equal to such Purchaser Group’s deficiency for application to reduce the Investments of the Purchasers ratably in accordance with the principal amount of their respective Investments, applied first to such Purchaser’s Prime Tranches and second to the other Tranches applicable to the Investment of such Purchaser with the shortest remaining maturities unless otherwise specified by the Seller and next, only if the excess described above persists, the Seller shall pay to the LC Issuer, in order to Cash-Collateralize the LC Obligations, Seller Collections in an amount necessary to eliminate such excess. In addition, if any at time, the LC Obligations exceed the LC Sublimit, the Seller shall pay to the LC Issuer, in order to Cash-Collateralize the LC Obligations, Seller Collections in an amount necessary to eliminate such excess.

(b) Deemed Collections. If on any day the outstanding balance of a Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including any adjustment resulting from the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction) or other similar reason not arising from the financial inability of the Obligor to pay undisputed indebtedness or the remittance of cash by such Obligor, the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation, warranty, covenant or other agreement of the Seller related to a Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. All such Collections deemed received by the Seller under this Section 1.6(b) (“Deemed Collections”) shall be remitted by the Seller to the Collection Agent in accordance with Section 5.1(i).

(c) Adjustment to Sold Interest. At any time before the Termination Date that the Seller is deemed to have received any Deemed Collection deriving from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver such amount to the Collection Agent by instead notifying the Agent that each of the Sold Interest and the Seller Interest should be recalculated by decreasing the Eligible Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Effective Receivable Interest to exceed 100.0%.

(d) Payment Assumption. Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.

Section 1.7. Reduction in Commitments. The Seller may, upon thirty days’ notice to the Agent and each Purchaser Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment at all times equals at least the Credit Exposure. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Purchaser Group in accordance with its Ratable Share and the Commitment of each Related Bank Purchaser with a Purchaser Group in accordance with its Commitment Percentage and shall ratably reduce the Purchase Limit so that the Aggregate Commitment remains equal to 102% of the Purchase Limit.

Section 1.8. Repurchases. (a) Optional. At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon thirty days’ notice to the Agent, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder and Cash-Collateralize all LC Obligations in an amount equal to 100.0% of the amount thereof.

(b) Mandatory. If at any time before the Termination Date, the Effective Receivable Interest exceeds 100.0%, unless the Seller remedies the situation by satisfying its obligations under Section 1.6(a), any Purchaser may direct that all Purchasers ratably reassign to the Seller, without recourse, representation or warranty, a portion of the Purchase Interest of each Purchaser so that the Effective Receivable Interest does not exceed 100.0%. The Seller shall purchase such reassigned Purchase Interests at a purchase price equal to the Matured Value of the Investment so reassigned by each Purchaser.

Section 1.9. Assignment of Purchase Agreements. (a) The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, the LC Issuer, each Purchaser Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller’s right, title and interest in, to and under each Purchase Agreement. The Seller shall execute, file and record all financing statements, continuation statements and other documents required to perfect or protect such assignment. This assignment includes (a) all monies due and to become due to the Seller from each Originator or the Parent under or in connection with each Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against each Originator or the Parent under or in connection with each Purchase Agreement. All provisions of each Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, the LC Issuer, each Purchaser Agent, each Purchaser and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent shall have the sole right to enforce the Seller’s rights and remedies under each Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser Agent, the LC Issuer, any Purchaser or any other such Person to perform any of the obligations of the Seller under each Purchase Agreement (or any of the promissory notes executed thereunder). All amounts distributed to the Seller under each Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.

(b) The Seller hereby irrevocably authorizes the Agent, on behalf of the Purchasers and the LC Issuer, at any time, and from time to time, to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that describe either all of the Seller’s assets or the Collateral, as collateral, and hereby ratifies the filing of any initial financing statements or amendments thereto filed by the Agent on behalf of the Purchasers and the LC Issuer that describe all of the Seller’s assets or the Collateral, as collateral which were filed prior to the execution of this Agreement.

Section 1.10. Extension of Termination Date. The Seller may advise the LC Issuer, the Related Bank Purchasers and each Purchaser Agent in writing of its desire to extend the Termination Date for an additional period, provided (i) such request is made not more than 120 days prior to, and not less than 90 days prior to, the then current Termination Date, and (ii) not more than one such request for the extension of the Termination Date may be made in any one calendar year. In the event that the LC Issuer and the Related Bank Purchasers are agreeable to such extension, they shall notify the Agent and the Agent shall so notify the Seller in writing (it being understood that the LC Issuer and the Related Bank Purchasers may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than 45 days prior to the Termination Date, and the Seller, the LC Issuer and the Related Bank Purchasers shall enter into such documents as the LC Issuer or the Related Bank Purchasers may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the LC Issuer and Related Bank Purchasers in connection therewith (including reasonable attorneys’ fees) shall be paid by the Seller. The LC Issuer and the Related Bank Purchasers shall be deemed to have refused to grant the requested extension in the event the Agent shall fail to so notify the Seller of their agreement to such an extension.

Section 1.11. Grant of Security Interest. To secure payment of the Investment, Discount, LC Fees and other fees described in the Fee Letter, Facing Fees, LC Obligations, Indemnified Losses, and all other amounts payable and obligations of the Seller under the Transaction Documents, whether now existing or hereafter arising, absolute or contingent, the Seller hereby grants to the Agent (for the benefit of the Purchasers and the LC Issuer) a security interest in all of the Seller’s right, title and interest in, to and under all existing and hereafter acquired right, title and interest in, to and under the Receivables, the Collections, the Lock-Box Accounts, each Purchase Agreement, and all proceeds of the foregoing (collectively, the “Collateral”). From and after the Termination Date, the Agent, on behalf of the Purchasers and the LC Issuer, shall have, in addition to the rights and remedies it may have under this Agreement, all other rights and remedies provided to a secured creditor after default under the Uniform Commercial Code and other applicable law, which rights and remedies shall be cumulative.

Article II
Sales to and from Conduit Purchasers; Allocations

Section 2.1. Required Purchases from a Conduit Purchaser. (a) Each Conduit Purchaser may, at any time, sell to its Related Bank Purchasers pursuant to the relevant Transfer Agreement any percentage designated by such Conduit Purchaser of such Conduit Purchaser’s Investment and its related Conduit Purchaser Settlement (each, a “Put”).

(b)Any portion of any Investment of a Conduit Purchaser and related Conduit Purchaser Settlement purchased by a Related Bank Purchaser shall be considered part of such Related Bank Purchaser’s Investment and related Conduit Purchaser Settlement from the date of the relevant Put. Immediately upon any purchase by a Related Bank Purchaser of any portion of the relevant Conduit Purchaser’s Investment, the Seller shall pay to the relevant Purchaser Agent (for the ratable benefit of each such Purchaser) an amount equal to the sum of (i) the Assigned Settlement and (ii) all unpaid Discount owed to such Conduit Purchaser (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated, (iii) all accrued but unpaid fees (whether or not then due) payable to such Conduit Purchaser in connection herewith at the time of such purchase and (iv) all accrued and unpaid costs, expenses and indemnities due to such Conduit Purchaser from the Seller in connection herewith.

Section 2.2. Purchases by a Conduit Purchaser. Each Conduit Purchaser may at any time deliver to its Purchaser Agent and each of its Related Bank Purchasers a notification of assignment in substantially the form of Exhibit B. If a Conduit Purchaser delivers such notice, each of its Related Bank Purchasers shall sell to such Conduit Purchaser and such Conduit Purchaser shall purchase in full from each such Related Bank Purchasers, the Investment of such Related Bank Purchasers on the last day of the relevant Tranche Periods, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. Any sale from any Related Bank Purchaser to the relevant Conduit Purchaser pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Related Bank Purchaser is free and clear of any Adverse Claim created or granted by such Related Bank Purchaser and that such Related Bank Purchaser has not suffered a Bankruptcy Event.

Section 2.3. Allocations and Distributions. As provided in Section 1.1(a), on each day hereafter on which Collections are received, the Collection Agent shall allocate such Collections to the Sold Interest and to the Seller Interest.

(a) Purchaser Collections Prior to the Termination Date or an Interim Liquidation. On the Business Day following each Deposit Date occurring prior to the Termination Date (unless an Interim Liquidation is in effect), the Collection Agent shall set aside from Purchaser Collections the amounts necessary to make all distributions to the Agent, the Purchaser Agents, the Purchasers and the Collection Agent required by this Section 2.3(a) with respect to the next succeeding Settlement Date. On each Settlement Date prior to the Termination Date (unless an Interim Liquidation is in effect), all Purchaser Collections so set aside during the preceding Settlement Period shall be applied where applicable by the Collection Agent (or, if the Agent is then in control of any Purchaser Collections, by the Agent) in the following order:

(i) first, to payment of all out-of-pocket expenses due and payable to the Agent (other than in its capacity as a Purchaser Agent);

(ii) second, ratably to the Agent and each Purchaser Agent, to payment of all fees and other amounts not described in clause (i) above due to the Agent and such Purchaser Agents;

(iii) third, ratably to each Purchaser Group, to payment of all Funding Charges and Discount (without duplication) due and payable to such Purchaser Group on such date;

(iv) fourth, ratably to each Purchaser Group, to payment of any reduction of their respective Investments required by Section 1.6(a);

(v) fifth, ratably to each Purchaser Group, to payment of all other amounts due and payable to such Purchaser Group under the Transaction Documents;

(vi) sixth, to the Collection Agent, to payment of the Collection Agent Fee due and payable on such date; and

(vii) seventh, to the Seller.

On the last day of each Tranche Period for a Eurodollar Tranche or Prime Tranche, the Collection Agent (or, if the Agent is then in control of any Purchaser Collections, the Agent) shall pay Discount due and payable to such Related Bank Purchasers from accounts set aside for such purpose pursuant to Section 3.2(a).

(b) Purchaser Collections after the Termination Date and during Interim Liquidations. On each day during any Interim Liquidation and on each day on and after the Termination Date, the Collection Agent shall set aside and hold in trust solely for the account of each Purchaser Agent, for the benefit of the Agent and the Purchasers, (or deliver to each Purchaser Agent, if so instructed pursuant to Section 3.2(a)) the Sold Interest in all Purchaser Collections received on such day and such Purchaser Collections shall be allocated in the following order:

(i) first, to the Agent until all out-of-pocket expenses owed to the Agent (other than in its capacity as a Purchaser Agent) have been paid in full;

(ii) second, ratably to the Agent and each Purchaser Agent until all other amounts owed to the Agent and the Purchaser Agents have been paid in full;

(iii) third, to each Purchaser Group until all amounts owed to such Purchaser Group have been paid in full;

(iv) fourth, to any other Person (other than the Seller, the Collection Agent or an Originator) to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

(v) fifth, to the Collection Agent until all amounts owed to the Collection Agent under the Agreement have been paid in full;

(vi) sixth, solely if the Termination Date has occurred, to the LC Issuer, in payment of any accrued and unpaid Interest, LC Fees or other amounts that are then due and owing or to be held as additional cash collateral for the LC Obligations until they are fully Cash-Collateralized; and

(vii) seventh, to the Seller.

On the last day of each Tranche Period (unless otherwise instructed by the Agent pursuant to Section 3.2(a)), the Collection Agent shall deposit into the Agent’s Account, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date that are due in accordance with clause (ii) above. No distributions shall be made to pay amounts under clauses (iii) - (vi) until sufficient Collections have been set aside to pay all amounts described in clauses (i) and (ii) that may become payable for all outstanding Tranche Periods. All distributions by the Agent or any Purchaser Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by all Purchaser Agents.

(c) Seller Collections prior to the Termination Date. On each Settlement Date prior to the Termination Date: (i) the Collection Agent shall pay to the LC Issuer, Seller Collections in an amount equal to all accrued and unpaid Interest, LC Fees and Facing Fee, if any, then due and owing pursuant to the Fee Letter and the amount of any cash collateral required pursuant to Section 1.6(a), and (ii) any remaining Seller Collections shall be allocated by the Seller in the following order:

(x) first, to purchase additional Receivables under the Purchaser Agreements, such that after giving effect thereto, the Eligible Receivables Balance is greater than or equal to the Eligible Receivables Balance immediately prior to receipt of such Seller Collections,

(y) second, to reduction of any accrued and unpaid interest or principal under the Subordinated Notes, and

(z) third, to the Seller, for any purpose not inconsistent with the Transaction Documents unless a Collection Agent Termination Event exists and is continuing or any notice in the form attached to a Lock-Box Letter has been delivered, in which case Seller Collections described in this clause third shall be held in trust by the Seller for the LC Issuer (or, if the Seller or one of its affiliates is not then acting as the Collection Agent, such Seller Collections shall be retained and held in trust by the Collection Agent for the LC Issuer) until the next Settlement Date in a segregated account which is subject to a first priority perfected security interest in favor of the Agent, for the benefit of the LC Issuer and the Related Bank Purchasers.

(d) Seller Collections after the Termination Date. On each day on or after the Termination Date on which any Seller Collections are received, such Seller Collections shall be held in trust by the Collection Agent for the LC Issuer until the next Settlement Date in a segregated account which is subject to a first priority perfected security interest in favor of the Agent, for the benefit of the LC Issuer and the Related Bank Purchasers. On each Settlement Date on or after the Termination Date, the Collection Agent shall pay all Seller Collections to the LC Issuer for application in the following order:

(i) first, to any accrued and unpaid Interest;

(ii) second, to any accrued and unpaid LC Fees and Facing Fees (it being understood that the LC Issuer may take up to one Business Day to distribute each Related Bank Purchaser’s share of any amounts applied to accrued LC Fees);

(iii) third, to Cash-Collateralize the LC Obligations in respect of all Letters of Credit then outstanding, beginning with the Letter of Credit with the earliest expiration date;

(iv) fourth, to the Agent, for allocation in accordance with Section 2.3(b); and

(v) fifth, once all amounts owing to the Agent, the Purchaser Agents, the Purchasers and LC Issuer have been paid in full or fully Cash-Collateralized, to the Seller.

Section 2.4. Release of Excess Cash Collateral. If on any Settlement Date prior to the Termination Date, the balances in the Letter of Credit Collateral Account exceed the amount required by this Agreement, unless a Termination Event, a Collection Agent Replacement Event or an event which, with the passage of time, the giving of notice, or both, would constitute a Termination Event or Collection Agent Replacement Event, shall exist and be continuing, the LC Issuer shall release the excess cash collateral to Seller. In addition, promptly after reduction of all LC Obligations to zero, the LC Issuer shall release all cash collateral to Seller.

Article III
Administration and Collections

Section 3.1. Appointment of Collection Agent.  (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the “Collection Agent”) designated to so act on behalf of the Purchasers and the LC Issuer under this Article III. As the Initial Collection Agent, the Parent is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. The Parent acknowledges that the Agent, the LC Issuer and each Purchaser have relied on the Parent’s agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent unless the Collection Agent is prohibited from continuing to serve in such capacity by applicable law. At any time after the occurrence of a Collection Agent Replacement Event, the Agent may designate a new Collection Agent to succeed the Parent (or any successor Collection Agent).

(b) The Parent may, and if requested by the Agent shall, delegate its duties and obligations as Collection Agent to an Affiliate (acting as a sub-collection agent). Notwithstanding such delegation, the Parent shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent, the LC Issuer, each Purchaser Agent and each Purchaser shall have the right to look solely to the Parent for such performance. The Agent (with the consent of each Purchaser Agent) may at any time after the occurrence of a Collection Agent Replacement Event remove or replace any sub-collection agent.

(c) If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables). The Parent irrevocably agrees to act (if requested to do so) as the data-processing agent for any new Collection Agent in substantially the same manner as the Parent conducted such data-processing functions while it acted as the Collection Agent; provided, however, that the Parent receives a then market rate compensation for providing such services.

Section 3.2. Duties of Collection Agent.  (a) The Collection Agent shall take, or cause to be taken, all action necessary or advisable to collect each Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent shall, in accordance herewith, set aside all Collections to which a Purchaser or the LC Issuer is entitled. If so instructed by the Agent, the Collection Agent shall transfer to the Agent or the LC Issuer, as applicable, the amount of Collections to which the Agent, the Purchaser Agents, the LC Issuer and the Purchasers are entitled by the Business Day following receipt and identification thereof. Each party hereto hereby appoints the Collection Agent to enforce such Person’s rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent shall at all times after the occurrence of a Collection Agent Replacement Event have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Receivable.

(b) If no Termination Event exists and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable (but no such extension shall be for a period more than thirty (30) days) or adjust the outstanding balance of any Receivable. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent, any Purchaser Agent or the Purchasers hereunder. If a Termination Event exists, the Collection Agent may make such extensions or adjustments only with the prior consent of the Agent and the Instructing Group.

(c) The Collection Agent shall turn over to the Seller (i) prior to the Termination Date, all Collections in excess of the Effective Receivable Interest, less all reasonable third party out-of-pocket costs and expenses of the Collection Agent for collecting the Receivables and (ii) the collections of and records for any indebtedness owed to the Seller that is not a Receivable. The Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the Collections and records for such indebtedness to the Seller when required by this Section 3.2(c).

Section 3.3. Reports. On or before each Reporting Date, the Collection Agent shall deliver to the Agent a Periodic Report reflecting information as of the close of business of the Collection Agent for the immediately preceding Reporting Period.

Section 3.4. Lock-Box Arrangements. The Agent or the Instructing Group is hereby authorized, or, upon the instruction of any of the Purchaser Agents, obligated, to give notice at any time after the occurrence of a Collection Agent Replacement Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Seller agrees to take any action requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller. If the Agent takes control of any Lock-Box Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under Section 3.2, all amounts other than Collections it receives from such Lock-Box Account.

Section 3.5. Enforcement Rights. (a) The Agent or the Instructing Group may, at any time after the occurrence of a Collection Agent Replacement Event, direct the Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee. The Agent may, and the Seller shall at the Agent’s request, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks. Upon the Agent’s request (with the consent or at the direction of the Instructing Group) after the occurrence of a Collection Agent Replacement Event, the Seller (at the Seller’s expense) shall (i) give notice to each Obligor of the Conduit Purchasers’ ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee, (ii) assemble for the Agent all Records and collateral security for the Receivables and transfer to the Agent (or its designee), or license to the Agent (or its designee) the use of, all software then used by the Collection Agent to collect the Receivables and (iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee on behalf of the Purchaser Agents and the Purchasers.

(b) After the occurrence of a Collection Agent Replacement Event, Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent (with the consent or at the direction of the Instructing Group), in the name and on behalf of the Seller to (i) collect any amounts due under any Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables, and (ii) exercise any and all of the Seller’s rights and remedies under each Purchase Agreement. The Agent’s powers under this Section 3.5(b) shall not subject the Agent to any liability if any action taken by it (except for any action taken pursuant thereto that constitutes gross negligence or willful misconduct) proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

(c) None of the Agent, the Purchaser Agents, the LC Issuer nor any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or to enforce any rights or remedies related thereto.

Section 3.6. Collection Agent Fee. On or before each Settlement Date, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services as Collection Agent (the “Collection Agent Fee”) equal to (a) at all times the Parent or an Affiliate of any Originator is the Collection Agent, such consideration as is acceptable to it, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent and the new Collection Agent on an arm’s-length basis reflecting rates and terms prevailing in the market at such time. The Collection Agent may only apply to payment of the Collection Agent Fee the portion of the Collections in excess of the Effective Receivable Interest or Purchaser Collections that fund Reinvestment Purchases. The Agent may, with the consent of the Instructing Group, pay the Collection Agent Fee to the Collection Agent from Purchaser Collections. The Seller shall be obligated to reimburse any such payment to the extent required by Section 2.3.

Section 3.7. Responsibilities of the Seller. The Seller shall, or shall cause each Originator to, pay when due all Taxes payable in connection with the Receivables or their creation or satisfaction. The Seller shall, and shall cause each Originator to, perform all of its obligations under agreements related to the Receivables to the same extent as if interests in the Receivables had not been transferred hereunder or, in the case of each Originator, under each Purchase Agreement. The Agent’s, the LC Issuer’s, any Purchaser Agent’s or any Purchaser’s exercise of any rights hereunder shall not relieve the Seller or any Originator from such obligations. None of the Agent, the LC Issuer, any Purchaser Agent or any Purchaser shall have any obligation to perform any obligation of the Seller or of any Originator or any other obligation or liability in connection with the Receivables.

Section 3.8. Actions by Seller. The Seller shall defend and indemnify the Agent, the LC Issuer, each Purchaser Agent and each Purchaser against all costs, expenses, claims and liabilities for any action taken by the Seller, any Originator or any other Affiliate of the Seller or of such Originator (whether acting as Collection Agent or otherwise) related to any Receivable (other than with respect to the credit risk of an Obligor and for which reimbursement would constitute recourse for uncollectible Receivables), or arising out of any alleged failure of compliance of any Receivable with the provisions of any law or regulation. If any goods related to a Receivable are repossessed, the Seller agrees to resell, or to have the applicable Originator or another Affiliate resell, such goods in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the Purchasers’ and the LC Issuer’s share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon. Any such moneys collected by the Seller or the applicable Originator or other Affiliate of the Seller pursuant to this Section 3.8 shall be segregated and held in trust for the Agent and remitted to the Agent’s Account within two Business Days after receipt and identification thereof as part of the Effective Receivable Interest in Collections for application as provided herein.

Section 3.9. Indemnities by the Collection Agent. Without limiting any other rights any Person may have hereunder or under applicable law, the Collection Agent hereby indemnifies and holds harmless the Agent, the LC Issuer, each Purchaser Agent and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to:

(i) any written representation or warranty made by the Collection Agent (or any employee or agent of the Collection Agent) in this Agreement, any other Transaction Document, any Periodic Report or any other information or report delivered by the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made;

(ii) the failure by the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

(iii) any loss of a perfected security interest (or in the priority of such security interest) as a result of any commingling by the Collection Agent of funds to which the Agent, the LC Issuer, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds; or

(iv) any failure of the Collection Agent, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which the Collection Agent is a party;

whether arising by reason of the acts to be performed by the Collection Agent hereunder or otherwise, excluding only Indemnified Losses to the extent (a) such Indemnified Losses resulted solely from negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Collection Agent for uncollectible Receivables, (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, the LC Issuer, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization, or (d) the applicable Originator is the plaintiff and the Indemnified Party is the defendant unless such Indemnified Party prevails in such legal action; provided, however, that nothing contained in this sentence shall limit the liability of the Collection Agent or limit the recourse of the Agent, the LC Issuer, any Purchaser Agent and each Purchaser to the Collection Agent for any amounts otherwise specifically provided to be paid by the Collection Agent hereunder.

Article IV
Representations and Warranties

Section 4.1. Representations and Warranties. The Seller represents and warrants to the Agent, the LC Issuer, each Purchaser Agent and each Purchaser that:

(a) Corporate Existence and Power. Each of the Seller and each Originator is either a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization and has all corporate or organizational power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval would not have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Agent, any Purchaser Agent, the LC Issuer or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of any Receivable.

(b) Corporate or Organizational Authorization and No Contravention. The execution, delivery and performance by each of the Seller and each Originator of each Transaction Document to which it is a party (i) are within its corporate or organizational powers, as applicable, (ii) have been duly authorized by all necessary corporate or organizational action, as applicable, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its or any Subsidiary’s charter, by-laws or operating agreement, as applicable or (C) any agreement, order or other instrument to which it or any Subsidiary is a party or its property is subject and (iv) will not result in any Adverse Claim on any Receivable or Collection or give cause for the acceleration of any indebtedness of the Seller, any Originator or any Subsidiary.

(c) Conduct of Business. The Seller will perform, and will cause each Originator to perform, all actions necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

(d) Binding Effect. Each Transaction Document to which the Seller or any Originator is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity.

(e) Perfection of Ownership Interest. Immediately preceding its sale of Receivables to the Seller, each Originator was the owner of, and effectively sold, such Receivables to the Seller, free and clear of any Adverse Claim. The Seller owns the Receivables free of any Adverse Claim other than the interests of the Purchasers and the LC Issuer (through the Agent) therein that are created hereby, and each Purchaser shall at all times have a valid undivided percentage ownership interest (through the Agent) which shall be a first priority perfected security interest for purposes of Article 9 of the applicable Uniform Commercial Code, in the Receivables and Collections (subject to, in the case of Collections, the limitations on perfection of a security interest in proceeds set forth in the applicable Uniform Commercial Code) to the extent of its Purchase Interest then in effect. The Agent, on behalf of the Purchasers and the LC Issuer has a first priority perfected security interest in the Collateral.

(f) Accuracy of Information. All written information furnished by the Seller, any Originator or any Affiliate of any such Person to the Agent, any Purchaser Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading), in each case on the date the statement was made and in light of the circumstances under which the statements were made or the information was furnished.

(g) No Actions, Suits. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller, any Originator or any Subsidiary, or any of their respective properties, that (i) if adversely determined (individually or in the aggregate), may have a material adverse effect on the financial condition of the Seller, any Originator or any Subsidiary or on the collectibility of the Receivables or (ii) involve any Transaction Document or any transaction contemplated thereby. None of the Seller, any Originator or any Subsidiary is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation may have a material adverse effect upon (i) the financial condition of the Seller, the Originators and the Subsidiaries taken as a whole or (ii) the collectibility of the Receivables.

(h) No Material Adverse Change. Since December 31, 2005, there has been no material adverse change in the collectibility of the Receivables or the Seller’s, any Originator’s or any Subsidiary’s (i) financial condition or (ii) ability to perform its obligations under any Transaction Document.

(i) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits E-G (listing offices and names of the Seller and each Originator and where they maintain Records; the Subsidiaries; and Lock Boxes) is true and complete, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. The Seller has delivered a copy of all Lock-Box Agreements to the Agent. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and, upon delivery to a Lock-Box Bank of the related Lock-Box Letter, the Agent will have exclusive ownership and control of the Lock-Box Account at such Lock-Box Bank.

(j) Sales by each Originator. Each sale or other transfer by each Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the applicable Purchase Agreement, including the payment by the Seller to each Originator of the purchase price described in such Purchase Agreement. Each such sale or other transfer has been made for “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used in Section 547 of the Bankruptcy Code) owed by such Originator to the Seller.

Article V
Covenants

Section 5.1. Covenants of the Seller. The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

(a) Financial Reporting. The Seller will, and will cause each Originator and each Subsidiary to, maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent and each Purchaser Agent:

(i) Annual Financial Statements. Within 120 days after each fiscal year of (A) the Parent, copies of the Parent’s consolidated annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and retained earnings and statement of cash flows, with related footnotes) certified by independent certified public accountants of nationally recognized standing or other firm of independent certified public accountants satisfactory to the Agent and prepared on a consolidated basis in conformity with GAAP, and (B) for the Seller and each Originator, the annual balance sheet for such Person (and, additionally for the Seller, an annual profit and loss statement) certified by a Designated Financial Officer thereof, in each case prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the year then ended;

(ii) Quarterly Financial Statements. Within 60 days after each (except the last) fiscal quarter of each fiscal year of (A) the Parent, copies of its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of earnings and sources and applications of funds for the period from the beginning of the fiscal year to the close of such quarter) certified by a Designated Financial Officer and prepared in a manner consistent with the financial statements described in part (A) of clause (i) of this Section 5.l(a) and (B) the Seller and each Originator, the quarterly balance sheet for such Person (and, additionally for the Seller, a profit and loss statement) for the period from the beginning of such fiscal year to the close of such quarter, in each case certified by a Designated Financial Officer thereof and prepared in a manner consistent with part (B) of clause (i) of Section 5.1(a);

(iii) Public Reports. Promptly upon becoming available, a copy of each report or proxy statement filed by the Parent with the Securities Exchange Commission or any securities exchange;

(iv) Chemtura Credit Agreement Certificate. A copy of the financial information, certificates and other documentation described in Section 5.01(i) of the Chemtura Credit Agreement, delivered as and when required by such Section 5.01; and

(v) Other Information. With reasonable promptness, such other information (including non-financial information) as may be requested by the Agent, any Purchaser Agent or any Purchaser (with a copy of such request to the Agent).

(b) Notices. Immediately upon becoming aware of any of the following the Seller will notify the Agent and each Purchaser Agent and provide a description of:

(i) Potential Termination Events. The occurrence of any Potential Termination Event;

(ii) Representations and Warranties. The failure of any representation or warranty herein to be true (when made or at any time thereafter) in any material respect;

(iii) Downgrading. The downgrading, withdrawal or suspension of any rating by any rating agency of any indebtedness of the Parent;

(iv) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be material to the Seller, any Subsidiary or the collectibility or quality of the Receivables;

(v) Judgments. The entry of any judgment or decree against the Seller, any Originator or any Subsidiary if the aggregate amount of all judgments then outstanding against the Seller, the Originators and the Subsidiaries exceeds $1,000,000; or

(vi) Changes in Business. Any change in, or proposed change in, the character of the Seller’s or any Originator’s business that could impair the collectibility or quality of any Receivable.

If the Agent receives such a notice, the Agent shall promptly give notice thereof to each Purchaser Agent.

(c) Conduct of Business. The Seller will perform, and will cause each Originator and Subsidiary to perform, all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business.

(d) Compliance with Laws. The Seller will comply, and will cause each Originator and Subsidiary to comply, with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable or Collection may be subject.

(e) Furnishing Information and Inspection of Records. The Seller will furnish to the Agent, the LC Issuer, each Purchaser Agent and the Purchasers such information concerning the Receivables as the Agent, any such Purchaser Agent or Purchaser may reasonably request. The Seller will, and will cause each Originator to, permit, at any time during regular business hours, the Agent, any Purchaser Agent or any Purchaser (or any representatives thereof), once per year or at any time after the occurrence of a Termination Event (at the expense of the Seller) or at any other time (at the expense of the Agent or such Purchaser (as applicable)) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller’s or any Originator’s officers, directors, employees or independent public accountants having knowledge of such matters. The Agent may at any time have an independent public accounting firm conduct an audit of the Records or make test verifications of the Receivables and Collections. Such procedures shall be at the expense of the Seller if (i) conducted no more frequently than once per calendar year prior to the occurrence of a Termination Event, or (ii) conducted at any time following the occurrence of a Termination Event.

(f) Keeping Records. (i) The Seller will, and will cause each Originator to, have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary or advisable for collecting the Receivables (including Records adequate to permit the immediate identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller will give the Agent, the LC Issuer and each Purchaser Agent prior notice of any material change in such administrative and operating procedures.

(ii) The Seller will, (A) at all times from and after the date hereof, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent’s, the LC Issuer’s each Purchaser Agent’s and the Purchasers’ interest therein and (B) upon the request of the Agent, at any time during which a Daily Reporting Period is in effect, so mark each contract relating to a Receivable and deliver to the Agent all such contracts (including all multiple originals of such contracts), with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Seller) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts so legended in separate filing cabinets or other suitable containers at such locations as the Agent may specify.

(g) Perfection. (i) The Seller will, and will cause each Originator to, at its expense, promptly execute and deliver all instruments and documents and take all action necessary or requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent on behalf of the Purchaser Agents and the Purchasers to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent on behalf of the Purchaser Agents, the LC Issuer and the Purchasers a valid, first priority perfected security interest in the Receivables, the Collections, the Lock-Box Accounts, the Purchase Agreements, and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interest). The Agent will be permitted to authenticate a “record” and to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller’s signature.

(ii) The Seller will, and will cause each Originator to, only change its name, jurisdiction of organization, identity or corporate structure or relocate its chief executive office or the Records following thirty (30) days advance notice to the Agent and the delivery to the Agent and each Purchaser Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.

(iii) The Seller and each Originator will at all times maintain its jurisdiction of organization within a state of the United States (other than in the states of Florida, Maryland and Tennessee) in which Article 9 of the UCC is in effect. If the Seller or any Originator moves its jurisdiction of organization to a location that imposes Taxes, fees or other charges to perfect the Agent’s and the Purchasers’ interests hereunder or the Seller’s interests under the Purchase Agreements, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent, the Purchaser Agents and the Purchasers in the Receivables and Collections.

(h) Performance of Duties. The Seller will perform, and will cause each Originator and Subsidiary and the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will, and will cause each Originator to, (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Receivable, (ii) comply in all material respects with the Credit and Collection Policy, and (iii) refrain from any action that may impair the rights of the Agent, the Purchaser Agents, the LC Issuer or the Purchasers in the Receivables or Collections.

(i) Payments on Receivables, Accounts. The Seller will, and will cause each Originator to, at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Seller or any Originator, it shall hold such payments in trust for the benefit of the Agent, the Purchaser Agents and the Purchasers and promptly (but in any event within two Business Days after receipt and identification thereof) remit such funds into a Lock-Box Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Seller will not permit the funds of any Affiliate to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. The Seller will not, and will not permit any Collection Agent or other Person to, commingle Collections or other funds to which the Agent, any Purchaser Agent or any Purchaser is entitled with any other funds. The Seller shall only add, and shall only permit an Originator to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit F if the Agent has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit G (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.

(j) Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, the Seller will not, and will not permit any Originator to, (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any Receivable or any proceeds thereof.

(k) Extension or Amendment of Receivables. Except as otherwise permitted in Section 3.2(b), and subject to Section 1.6, the Seller will not, and will not permit any Originator to, extend, amend, rescind or cancel any Receivable.

(l) Change in Business or Credit and Collection Policy. The Seller will not, and will not permit any Originator to, make any material change in the character of its business or in its Credit and Collection Policy.

(m) Accounting for Sale. Except as provided in Section 9.9, the Seller will not, and will not permit any Originator to, account for, or otherwise treat, the transactions contemplated by the Transaction Documents other than as a sale or other absolute transfer of Receivables or inconsistent with the Agent’s ownership interest in the Receivables and Collections.

(n) Mergers, Consolidations and Acquisitions The Seller shall not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than the acquisition of the Receivables and Related Security (as defined in the Purchase Agreement) pursuant to the Purchase Agreement.

(o) Other Business. The Seller shall not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Subordinated Notes, or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller may incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(p) Nonconsolidation. The Seller shall operate in such a manner that the separate corporate existence of the Seller and each Originator and Affiliate thereof would not be disregarded in the event of the bankruptcy or insolvency of any Originator and Affiliate thereof and, without limiting the generality of the foregoing:

(i) the Seller shall not engage in any activity other than those activities expressly permitted under the Seller’s organizational documents and the Transaction Documents, nor will the Seller enter into any agreement other than this Agreement, the other Transaction Documents to which it is a party and, with the prior written consent of the Agent, any other agreement necessary to carryout more effectively the provisions and purposes hereof or thereof;

(ii) the Seller shall maintain a business office separate from that of each of the Originators and the Affiliates thereof;

(iii) the Seller shall cause the financial statements and books and records of the Seller and the Originator to reflect the separate corporate existence of the Seller;

(iv) the Seller shall except as otherwise expressly permitted hereunder, under the other Transaction Documents and under the Seller’s organizational documents, the Seller shall not permit any Originator or Affiliate thereof to (A) pay the Seller’s expenses, (B) guarantee the Seller’s obligations, or (C) advance funds to the Seller for the payment of expenses or otherwise; and

(v) the Seller will not act as agent for any Originator or Affiliate, but instead will present itself to the public as a corporation separate from each such Person and independently engaged in the business of purchasing and financing Receivables.

Article VI
Indemnification

Section 6.1. Indemnities by the Seller. Without limiting any other rights any Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent, each Purchaser Agent, the LC Issuer and each Purchaser and their respective officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys’ fees and court costs) (all of the foregoing collectively, the “Indemnified Losses”) at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Sold Interest, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted solely from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) solely due to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollectible Receivables, (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, the LC Issuer, any Purchaser Agent or any Purchaser computed in accordance with the Intended Tax Characterization, or (d) such Indemnified Losses arise from the LC Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit; provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Collection Agent or limit the recourse of the Agent, the LC Issuer and each Purchaser to the Seller or the Collection Agent for any amounts otherwise specifically provided to be paid by the Seller or the Collection Agent hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b), (c) and (d) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses (including losses in respect of uncollectible Receivables, regardless for these specific matters whether reimbursement therefor would constitute recourse to the Seller or the Collection Agent) relating to or resulting from:

(i) any representation or warranty made by the Seller, any Originator or the Collection Agent (or any employee or agent of the Seller, any Originator or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller, any Originator or the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii) the failure by the Seller, any Originator, or the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

(iii) the failure of the Seller to vest and maintain vested in the Agent, for the benefit of the Purchaser Agents, the LC Issuer and the Purchasers, a perfected ownership or security interest in the Sold Interest, the Pledged Interests and the other property conveyed pursuant to Section 1.11, free and clear of any Adverse Claim;

(iv) any commingling of funds to which the Agent, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;

(v) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(vii) any failure of the Seller or any Originator, or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);

(viii) any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b);

(ix) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents; or

(x)  the LC Issuer’s issuance of any Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary.

Section 6.2. Increased Cost and Reduced Return. By way of clarification, and not of limitation, of Section 6.1, if the adoption of any applicable law, rule, regulation or accounting principle, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority or Accounting Authority charged with the interpretation or administration thereof, or compliance by any Funding Source, the Agent, the LC Issuer, any Purchaser Agent or any Purchaser (collectively, the “Funding Parties”) with any request or directive (whether or not having the force of law) of any such Governmental Authority or Accounting Authority (a “Regulatory Change”) (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the “Funding Documents”) or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party’s capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent or the applicable Purchaser Agent, the Seller shall pay to the Agent, (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) for the account of the Person such additional amounts as will compensate the Agent, such Purchaser Agent or such Purchaser (or, in the case of any Conduit Purchaser, will enable such Conduit Purchaser to compensate any Funding Source) for such increased cost or reduction. Each Funding Party agrees that on the occurrence of any event giving rise to the operation of this Section 6.2 with respect to such Funding Party, it will, if requested by the Seller, use reasonable efforts (subject to overall policy considerations of such Funding Party) to designate another office for any credit accommodation affected by such event, provided that such designation is made on such terms that such Funding Party and its office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.

Section 6.3. Other Costs and Expenses. Also by way of clarification, and not of limitation, of Section 6.1, the Seller shall pay to the Agent (with respect to amounts owed to it), the LC Issuer (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group) on demand all costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest or pledge of the Pledged Interests, (c) the perfection of the Agent’s rights on behalf of the Purchaser Agents, the LC Issuer and the Purchasers in the Receivables and Collections, (d) the enforcement by the Agent, the LC issuer, any Purchaser Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under a Receivable and (e) the maintenance by the Agent of the Lock-Boxes and Lock-Box Accounts, including fees, costs and expenses of legal counsel for the Agent, the LC Issuer and each Purchaser Agent relating to any of the foregoing or to advising the Agent, any Purchaser Agent and any Funding Source about its rights and remedies under any Transaction Document or any related Funding Agreement and all costs and expenses (including counsel fees and expenses) of the Agent, the LC Issuer, each Purchaser Agent, each Purchaser and each Funding Source in connection with the enforcement of the Transaction Documents or any Funding Agreement and in connection with the administration of the Transaction Documents following a Termination Event. The Seller shall reimburse each Conduit Purchaser for any amounts each Conduit Purchaser must pay to any Funding Source pursuant to any Funding Agreement on account of any Tax. The Seller shall reimburse each Conduit Purchaser on demand for all other costs and expenses incurred by each Conduit Purchaser or any shareholder of each Conduit Purchaser in connection with the Transaction Documents or the transactions contemplated thereby, including an allocated portion of the cost of auditing each Conduit Purchaser’s books by certified public accountants, the cost of the Ratings and an allocated portion of the fees and out-of-pocket expenses of counsel of the Agent, each Conduit Purchaser or any shareholder, or administrator, of each Conduit Purchaser for advice relating to each Conduit Purchaser’s operation.

Section 6.4. Withholding Taxes. (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required and the effected Purchaser has delivered the forms set forth in Section 6.4(b), the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser, the LC Issuer, each Purchaser Agent and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that such Purchaser, the LC Issuer, such Purchaser Agent or the Agent (as the case may be) would have received had such withholding not been made. If the Agent, the LC Issuer, any Purchaser Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent, the LC Issuer, such Purchaser Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the related Purchaser Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

Section 6.5. Payments and Allocations. If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be conclusive absent demonstrable error. The Seller shall pay to the Agent (with respect to amounts owed to it), the LC Issuer (with respect to amounts owed to it) or the applicable Purchaser Agent (with respect to amounts owed to it or any Purchaser in its Purchaser Group), (for the account of such Person) the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

Article VII
Conditions Precedent

Section 7.1. Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller shall deliver to the Agent, each Purchase Agent and the LC Issuer the following documents in form, substance and quantity acceptable to the Agent, each Purchaser Agent and the LC Issuer, as applicable:

(a) an amendment and restatement of (i) each Purchase Agreement and (ii) the Fee Letter, in each case, duly executed by each of the parties thereto; and

(b) opinions of counsel to each of the Originators and the Seller, in form and substance reasonably acceptable to the Agent, the Purchaser Agents and the LC Issuer.

Section 7.2. Conditions to Each Credit Event. The obligation of each Purchaser to make any Purchase and of the LC Issuer to issue or Modify any Letter of Credit, and the right of the Seller to request or accept any Purchase or Letter of Credit, are subject to the conditions (and each Credit Event shall be deemed to evidence the Seller’s representation and warranty that clauses (a)-(e) of this Section 7.2 have been satisfied) that on the date of such Credit Event before and after giving effect to such Credit Event:

(a) no Potential Termination Event shall then exist or shall occur as a result of such Credit Event;

(b) the Termination Date has not occurred;

(c) before and after giving effect to such Credit Event (and, in the event of a Purchase, after giving effect to the application of the proceeds of such Purchase) or to the issuance of such, (i) the aggregate Credit Exposure shall not exceed the Aggregate Commitment, (ii) the LC Obligations do not exceed the LC Sublimit, and (iii) the Effective Receivable Interest shall not exceed 100%;

(d) the representations and warranties in Section 4.1 are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date); and

(e) each of the Seller and each Originator is in full compliance with the Transaction Documents (including all covenants and agreements in Article V).

Nothing in this Section 7.2 limits the obligations (including those in Section 2.1) of each Related Bank Purchaser to its related Conduit Purchaser (including the Transfer Agreement).

Article VIII
The Agent

Section 8.1. Appointment and Authorization. Each Purchaser, the LC Issuer and each Purchaser Agent hereby irrevocably designates and appoints ABN AMRO Bank N.V. as the “Agent” hereunder and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the LC Issuer, the Purchase Interest of such Purchaser and the Pledged Interest of the LC Issuer. The Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or the LC Issuer, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

(b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified on the applicable signature page hereto (as applicable) as its Purchaser Agent hereunder, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent, the LC Issuer or the Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

Section 8.2. Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.3. Exculpatory Provisions. None of the Agent, the LC Issuer, any Purchaser Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Person’s gross negligence or willful misconduct. Neither the Agent nor any Purchaser Agent shall be responsible to any Purchaser, the LC Issuer or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Originator or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII. Neither the Agent nor any Purchaser Agent shall have any obligation to any Purchaser or the LC Issuer to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any Originator or any of their Affiliates.

Section 8.4. Reliance by Agent. Each Purchaser Agent and the Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent. Each Purchaser Agent and the Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

(b) The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Purchasers or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Agent, the LC Issuer and the Purchaser Agents.

(c) For each Purchaser Group, the Required Related Bank Purchasers for such Purchaser Group, shall be required to request or direct the applicable Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Related Bank Purchasers for such Purchaser Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

(d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each initial Purchaser (or, with the consent of all other Purchasers then existing, any other Purchasers) shall have the right to designate a new Purchaser Agent (which may be itself) to act on its behalf and on behalf of its assignees and transferees for purposes of this Agreement by giving to the Agent written notice thereof signed by such Purchaser(s) and the newly designated Purchaser Agent. Such notice shall be effective when receipt thereof is acknowledged by the Agent, which acknowledgment the Agent shall not unreasonably delay giving, and thereafter the party named as such therein shall be Purchaser Agent for such Purchaser under this Agreement. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal and resignation of such Purchaser Agent.

Section 8.5. Assumed Payments. Unless the Agent shall have received notice from the applicable Purchaser Agent before the date of any Put or of any Incremental Purchase that the applicable Purchaser Group will not make available to the Agent the amount it is scheduled to remit as part of such Put or Incremental Purchase, the Agent may assume such Purchaser Group has made such amount available to the Agent when due (an “Assumed Payment”) and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser shall not have made its Assumed Payment available to the Agent, such Purchaser (and the Seller in the case of any Incremental Purchase) hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.

Section 8.6. Notice of Termination Events. Neither any Purchaser Agent nor the Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent or such Purchaser Agent has received notice from any Purchaser, the LC Issuer, any Purchaser Agent, the Collection Agent or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. In the event that the Agent receives such a notice, it shall promptly give notice thereof to the LC Issuer and each Purchaser Agent whereupon each Purchaser Agent shall promptly give notice thereof to its Purchasers. In the event that the LC Issuer or a Purchaser Agent receives such a notice (other than from the Agent), it shall promptly give notice thereof to the Agent. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, if required for such action, the LC Issuer and all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers, the LC Issuer and the Purchaser Agents.

Section 8.7. Non-Reliance on Agent, Purchaser Agents and Other Purchasers. Each of the Purchasers and the LC Issuer expressly acknowledges that none of the Agent, the Purchaser Agents or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller or any Originator, shall be deemed to constitute any representation or warranty by the Agent or such Purchaser Agent, as applicable. Each of the Purchasers and the LC Issuer represents and warrants to the Agent and the Purchaser Agents that, independently and without reliance upon the Agent, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser Agent, the LC Issuer or any Purchaser with any information concerning the Seller, any Originator or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.8. Agents and Affiliates. Each of the Purchaser Agents, the Purchasers, the LC Issuer and the Agent and their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, any Originator or any of their Affiliates and, in its roles as a Purchaser Agent and Related Bank Purchaser, ABN AMRO may exercise or refrain from exercising its rights and powers as if it were not the Agent. In their capacity as Purchasers hereunder, each of the Purchaser Agents and the Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include each of the Purchaser Agents and the Agent in their individual capacities.

Section 8.9. Indemnification. Each Purchaser Group shall indemnify and hold harmless the Agent, the LC Issuer and the officers, directors, employees, representatives and agents of each of he foregoing (to the extent not reimbursed by the Seller or any Originator and without limiting the obligation of the Seller or any Originator to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent, the LC Issuer or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent, the LC Issuer or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent, the LC Issuer or such Person as finally determined by a court of competent jurisdiction).

Section 8.10. Successor Agent. The Agent may, upon at least five (5) days notice to the Seller, each Purchaser Agent, the LC Issuer and each Purchaser, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by the Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent’s resignation hereunder, the provisions of Article VI and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

Article IX
Miscellaneous

Section 9.1. Termination. Each Conduit Purchaser shall cease to be a party hereto when the Termination Date has occurred, such Conduit Purchaser holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Termination Date when no Credit Exposure is held by a Purchaser or the LC Issuer and all other amounts payable hereunder have been indefeasibly paid in full, but the rights and remedies of the Agent, the LC Issuer, each Purchaser Agent and each Purchaser concerning any representation, warranty or covenant made, or deemed to be made, by the Seller and under Article VI and Section 8.9 shall survive such termination.

Section 9.2. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent, the LC Issuer and each Purchaser Agent to act on telephone notices of Purchases, Letters of Credit, Puts, and Discount Rate and Tranche Period selections from any person the Agent, the LC Issuer or such Purchaser Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent’s, the LC Issuer’s or such Purchaser Agent’s option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly to the Agent, the LC Issuer and each Purchaser Agent a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The Agent’s, the LC Issuer’s or such Purchaser Agent’s records of all such conversations shall be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent, the LC Issuer or such Purchaser Agent, the records of the Agent, the LC Issuer or such Purchaser Agent shall govern absent manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the LC Issuer or a Purchaser Agent, the consent of each Person to which the Agent, the LC Issuer or such Purchaser Agent is required to forward such notice.

Section 9.3. Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, the LC Issuer, any Purchaser or any other Person shall be paid or transferred to the Agent, the LC Issuer or appropriate Purchaser Agent (for the benefit of such Purchaser or other Person). The obligations of the Seller and the Collection Agent to make payments hereunder are absolute, unconditional and irrevocable, and shall be paid without regard to any claim, counterclaim, setoff, defense or other right. The Agent, the LC Issuer or appropriate Purchaser Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 11:00 a.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder. The Seller shall, to the extent permitted by law, pay to the Agent, the LC Issuer or the appropriate Purchaser Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, and Discount shall be calculated for the actual days elapsed based on (i) a 360 day year for Funding Charges and for Discount calculated on the basis of the Eurodollar Rate, or (ii) a 365 or 366 day year as applicable for Discount calculated on the basis of the Prime Rate.

Section 9.4. Sharing of Recoveries. Each Purchaser and the LC Issuer agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other applicable Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser or the LC Issuer, as the case may be, free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the applicable Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 9.5. Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).

Section 9.6. Amendments. Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller, the Agent and the Instructing Group. In addition, no amendment hereof shall (a) without the consent of all the Purchasers, (i) extend the Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent, the LC Issuer or any Purchaser Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce or extend the time of payment of any fee payable to the Related Bank Purchasers, (iv) except as provided herein, release, transfer or modify any Related Bank Purchaser’s Purchase Interest or change any Commitment, (v) amend the definition of Required Related Bank Purchasers, Instructing Group, Termination Event, Loss Reserve, Dilution Reserve, Notice of Difference Reserve, Discount Reserve, or any defined term used in any such definition, or Section 1.1, 1.2, 1.4, 1.6, 1.8(a), 2.1, 2.2, 2.3, 7.2 or 9.6, Article VI, or any obligation of any Originator thereunder, (vi) consent to the assignment or transfer by the Seller or the Originator of any interest in the Receivables other than transfers under the Transaction Documents or permit any Originator to transfer any of its obligations under any Transaction Document except as expressly contemplated by the terms of the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through (vi) in a manner which would circumvent the intention of such restrictions, (b) without the consent of the LC Issuer, waive, amend or otherwise modify any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the LC Issuer or to reduce any fee or other amount payable to the LC Issuer by any Person, or (c) without the consent of the Agent and each affected Purchaser Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or any Purchaser Agent or to reduce any fee payable for the Agent’s or such Purchaser Agent’s own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller or the Collection Agent to the Agent (for its own account), the LC Issuer (for its own account), any Purchaser Agent or any Purchaser may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchaser Agents, the LC Issuer, the Purchasers and the Agent.

Section 9.7. Waivers. No failure or delay of the Agent, the LC Issuer, any Purchaser Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the LC Issuer, the Purchasers, the Purchaser Agents and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Discount or Interest that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by (x) in the case of Discount, the Agent or related Purchaser Agent at the direction of the Purchaser entitled thereto or, in the case of Discount owing to the Related Bank Purchasers in any Purchaser Group, of the Required Related Bank Purchasers for such Purchaser Group, or (y) in the case of Interest, the LC Issuer or the Agent at the direction of the LC Issuer.

Section 9.8. Successors and Assigns; Participations; Assignments.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent, the Purchaser Agents, the LC Issuer and the Purchasers.

(b) Participations. Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder and under the Transfer Agreement. The Seller shall be required to consent in writing to any such sale if as a result thereof the Seller would be required to pay compensation pursuant to Section 6.2. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the LC Issuer, each Purchaser Agent and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder and under the Transfer Agreement. Each Participant shall be entitled to the benefits of Article VI and shall have the right of setoff through its participation in amounts owing hereunder and under the Transfer Agreement to the same extent as if it were a Purchaser hereunder and under the Transfer Agreement, which right of setoff is subject to such Participant’s obligation to share with the Purchasers as provided in Section 9.4. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto or to the Transfer Agreement, except amendments described in clause (a) of Section 9.6.

(c) Assignments by Related Bank Purchasers. Any Related Bank Purchaser may assign to one or more Persons (“Purchasing Related Bank Purchasers”), acceptable to the applicable Purchaser Agent in its sole discretion and the LC Issuer in its sole discretion (which consent shall not be unreasonably withheld), any portion of its Commitment as a Related Bank Purchaser hereunder and under its Transfer Agreement and Purchase Interest pursuant to a supplement hereto and to its Transfer Agreement (a “Transfer Supplement”) in form satisfactory to the Agent and LC Issuer executed by each such Purchasing Related Bank Purchaser, such selling Related Bank Purchaser and the applicable Purchaser Agent. The Seller shall be required to consent in writing to any such assignment if as a result thereof the Seller would be required to pay compensation pursuant to Section 6.2. Any such assignment by a Related Bank Purchaser must be for an amount of at least Fifteen Million Dollars. Any partial assignment shall be an assignment of an identical percentage of such selling Related Bank Purchaser’s Investment and its Commitment as a Related Bank Purchaser hereunder and under its Transfer Agreement. Upon the execution and delivery to the applicable Purchaser Agent of the Transfer Supplement, consent thereto by the Seller (if applicable) and the LC Issuer, and payment by the Purchasing Related Bank Purchaser to the selling Related Bank Purchaser of the agreed purchase price, such selling Related Bank Purchaser shall be released from its obligations hereunder and under its Transfer Agreement to the extent of such assignment and such Purchasing Related Bank Purchaser shall for all purposes be a Related Bank Purchaser party hereto and shall have all the rights and obligations of a Related Bank Purchaser hereunder and under the Transfer Agreement to the same extent as if it were an original party hereto and to its Transfer Agreement with a Commitment as a Related Bank Purchaser, an Investment and any related Assigned Conduit Purchaser Settlement described in the Transfer Supplement.

(d) Replaceable Related Bank Purchasers. If any Related Bank Purchaser (a “Replaceable Related Bank Purchaser”) shall (i) petition the Seller for any amounts under Section 6.2 or suspend the availability of Eurodollar Tranches pursuant to Section 1.4(d) or (ii) cease to have a short-term debt rating of “A-1” by S&P and “P-1” by Moody’s, the Seller or applicable Conduit Purchaser may designate a replacement financial institution (a “Replacement Related Bank Purchaser”) acceptable to the applicable Purchaser Agent, the LC Issuer and the applicable Conduit Purchaser, in its sole discretion, to which such Replaceable Related Bank Purchaser shall, subject to its receipt of an amount equal to its Investment, any related Assigned Conduit Purchaser Settlement, and accrued Discount and fees thereon and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Related Bank Purchaser Commitment hereunder and under the Transfer Agreement, together with all of its Purchase Interest, and any related Assigned Conduit Purchaser Settlement, to the Replacement Related Bank Purchaser in accordance with Section 9.8(c). The Seller acknowledges and agrees that for so long as the commercial paper notes of VFCC are rated A-1+ by S&P, any Replacement Related Bank Purchaser for VFCC must have a short-term debt rating of A-1+ for S&P.

(e) Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to each Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchase Interest and the related Assigned Settlement and (ii) to the complete assignment by such Conduit Purchaser of all of its rights and obligations hereunder to any Person reasonably acceptable to such Purchaser Agent, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties hereunder; provided, however, unless such assignment is made pursuant to Section 2.1 hereof that a Conduit Purchaser may not, without the prior consent of its Related Bank Purchaser, transfer any of its rights hereunder or under the related Transfer Agreement to cause its Related Bank Purchaser to purchase the Purchaser Interest of such Conduit Purchaser and the Assigned Settlement unless the assignee (i) is a corporation or limited liability company whose principal business is the purchase of assets similar to the Receivables, (ii) has the related Purchaser Agent as its administrative agent and (iii) issues commercial paper with credit ratings of at least A-1 by S&P (if rated by S&P) and P-1 by Moody’s (if rated by Moody’s). Each Conduit Purchaser shall notify the Seller prior to any such assignment and shall promptly notify each party hereto of any such assignment. Upon such an assignment of any portion of a Conduit Purchaser’s Purchase Interest and the related Assigned Settlement, the assignee shall have all of the rights of such Conduit Purchaser hereunder relate to such Purchase Interest and related Assigned Settlement.

(f) Opinions of Counsel. If required by the Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent or such Purchaser Agent may reasonably request.

Section 9.9. Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated either as loans by the Purchasers (through the Agent) to the Seller secured by the Receivables, or the issuance by the LC Issuer of letters of credit as to which the reimbursement obligation is secured by the Receivables (the “Intended Tax Characterization”). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization.

Section 9.10. Waiver of Confidentiality. The Seller hereby consents to the disclosure of any nonpublic information relating to the Seller, any Affiliate or the Transaction Documents (a) among the Agent, the LC Issuer, the Purchaser Agents, the Purchasers and any provider of credit enhancement or liquidity enhancement to any Purchaser, and (b) by the Agent, the LC Issuer, the Purchaser Agents, the Purchasers or any provider of credit enhancement or liquidity enhancement to any Purchaser, to (i) any prospective or actual assignee or participant, (ii) any rating agency, surety, guarantor or credit or liquidity enhancer to the Agent, the LC Issuer, any Purchaser Agent or any Purchaser, (iii) any entity organized to purchase, or make loans secured by, financial assets for which any Purchaser Agent provides managerial services or acts as an administrative agent, (iv) any Conduit Purchaser’s administrator, management company, referral agents, issuing agents or depositaries or CP Dealers, (v) any officers, directors, members, managers, employees or outside accountants, auditors, attorneys or advisors of any of the foregoing, and (vi) Governmental Authorities with appropriate jurisdiction.

Section 9.11. Confidentiality of Agreement. Unless otherwise consented to by the Agent, the LC Issuer and each Purchaser Agent, the Seller hereby will not disclose the contents of any Transaction Document, or any other confidential or proprietary information furnished by the Agent, the LC Issuer, the Purchaser Agents or any Purchaser, to any Person other than (i) to its auditors and attorneys, Affiliates, officers, directors, members, managers, employees, outside accountants or as required by applicable law or (ii) Governmental Authorities with appropriate jurisdiction. Nothing contained in this Section 9.11 shall preclude any Originator from disclosing the existence of the facility set forth in the Transaction Documents (but not the specific contents of any Transaction Documents) in the consolidated financial statements of Chemtura Corporation. Notwithstanding any provision in the Transaction Documents to the contrary, each party to the transactions contemplated by the Transaction Document (and each employee, representative, or other agent of each such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

Section 9.12. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for each Conduit Purchaser, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Conduit Purchaser to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against such Conduit Purchaser under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit Purchaser, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit Purchaser. The provisions of this Section 9.12 shall survive termination of this Agreement.

Section 9.13. Excess Funds. Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall, nor shall be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s commercial paper notes are paid in full. Any amount which a Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the United States Bankruptcy Code) against or corporate obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. This Section shall survive the termination of this Agreement.

Section 9.14. No Recourse. The obligations of each Conduit Purchaser, its management company, its administrator and its referral agents (each a “Program Administrator”) under any Transaction Document or other document (each, a “Program Document”) to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

Section 9.15. Limitation of Liability. No Person shall make a claim against the Agent, the LC Issuer, any Purchaser Agent or any Purchaser (or their respective Affiliates, directors, officers, members, managers, employees, attorneys or agents) for any special, indirect, consequential or punitive damages under any claim for breach of contract or other theory of liability in connection with the Transaction Documents or the transactions contemplated thereby, and the Seller (for itself, the Collection Agent and all other Persons claiming by or through the Seller) hereby waives any claim for any such damages.

Section 9.16. Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

Section 9.17. Cumulative Rights and Severability. All rights and remedies of the Purchasers, Purchaser Agents and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

Section 9.18. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of New York. The Seller hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York, New York for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this Section 9.18 shall affect the right of the Agent, the LC Issuer, any Purchase Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

Section 9.19. Waiver of Trial by Jury. To the extent permitted by applicable law, each party hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of, or in connection with, any transaction document or any matter arising thereunder.

Section 9.20. Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

Section 9.21. Original Sale Agreement. This Agreement amends and replaces in its entirety the Original Sale Agreement. Reference to this specific Agreement need not be made in any agreement, document, instrument, letter, certificate, the Original Sale Agreement itself, or any communication issued or made pursuant to or with respect to the Original Sale Agreement, any reference to the Original Sale Agreement being sufficient to refer to the Original Sale Agreement as amended and restated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

ABN AMRO Bank N.V., as the Agent

By: __________________________________
Title:_________________________________

By: __________________________________
Title:_________________________________
Address:           Structured Finance,
Asset Securitization
540 West Madison Street,
27th Floor
Chicago, Illinois 60661
Attention: Purchaser Agent
Telephone: (312) 904-6263
Telecopy: (312) 992-1527

ABN AMRO Bank N.V., as the Related Bank Purchaser for Amsterdam and as the Amsterdam Purchaser Agent

By: __________________________________
Title:_________________________________

By: __________________________________
Title:_________________________________
Address:            Structured Finance,
Asset Securitization
540 West Madison Street
27th Floor
Chicago, Illinois 60661
Attention: Administrator-Amsterdam
Telephone: (312) 904-6263
Telecopy: (312) 992-1527

Amsterdam Funding Corporation

By:
Title:
Address: c/o Global Securitization Services, LLC 445 Broad Hollow Road Suite 239 Melville, NY 11747 Attention: Bernard J. Angelo Telephone: (631) 587-4700 Telecopy: (212) 302-8767

Wachovia Bank, National Association, as the LC Issuer, the Related Bank Purchaser for VFCC and as the VFCC Purchaser Agent

By:
Title:

Address: 171 17th Street NW, 4th Floor
Atlanta, GA 30363
Attention: Michael Landry
Telephone: (404) 214-6388
Telecopy: (404) 214-5481

With a copy (in the case of any matter relating to a Letter of Credit) to:

Wachovia Bank, National Association
201 South College Street
6th Floor, Mail Code NC 0601
Charlotte, NC  28288
Attention: Sherry McInturf, Conduit Operations
Fax: (704) 383-6036

Variable Funding Capital Company, LLC
By:	Wachovia Capital Markets, LLC, as Attorney-in-Fact

By:
Title:

Address: Variable Funding Capital Company
c/o Wachovia Bank, National Association
301 S. College St.
FLR TRW 10 NC 0610
Charlotte, NC 28288-0610
Attention: Douglas R. Wilson Sr.
Telephone: (704) 374-2520
Telecopy: (704) 383-9579

Calyon New York Branch, as the Related Bank Purchaser for Atlantic and as the Atlantic Purchaser Agent

By:
Title:

By:
Title:
Address: 1301 Avenue of the Americas New York, NY 10019-6022 Attn: Sam Pilcer Telephone: (212) 261-3548 Telecopy: (212) 459-3258

Atlantic Asset Securitization LLC

By:
Title:

By:
Title:
Address: 1301 Avenue of the Americas New York, NY 10019-6022 Attn: Micheal Guarda Telephone: (212) 261-7681 Telecopy: (212) 459-3258

Crompton & Knowles Receivables
Corporation, as Seller
By: __________________________________
Title:_________________________________
Address:           199 Benson Road
Middlebury, Connecticut 06749
Attention: Treasurer
Telephone: 203-573-3674
Telecopy: 203-573-2343

Chemtura Corporation (f/k/a Crompton Corporation), as Initial Collection Agent
By: __________________________________
Title:_________________________________
Address:           199 Benson Road
Middlebury, Connecticut 06749
Attention: Treasurer
Telephone: 203-573-3674
Telecopy: 203-573-2343

Notices sent to: 199 Benson Road Middlebury, Connecticut 06749 Attention: Thomas O’Connor With a copy to: Chemtura Corporation 199 Benson Road Middlebury, Connecticut 06749 Attention: Treasurer	Notices sent to: 199 Benson Road Middlebury, Connecticut 06749 Attention: Thomas O’Connor With a copy to: Chemtura Corporation 199 Benson Road Middlebury, Connecticut 06749 Attention: Treasurer

Schedule I
Definitions

The following terms have the meanings set forth, or referred to, below:

“ABN AMRO” means ABN AMRO Bank N.V. in its individual capacity and not in its capacity as the Agent.

“Accounting Authority” means any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Adverse Claim” means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or claim, in, of or on such asset or property in favor of any other Person, except (i) those in favor of the Agent and (ii) liens for taxes, assessments or charges of any Governmental Authority (other than Tax or ERISA liens) and liens of landlords, carriers, warehousemen, mechanics and materialmen imposed by law in the ordinary course of business, in each case (a) for amounts not yet due or (b) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP.

“Affiliate” means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, “control” means the power, directly or indirectly, to cause the direction of the management and policies of a Person.

“Agent” is defined in the first paragraph hereof.

“Agent’s Account” means the account designated to the Seller and the Purchasers by the Agent.

“Aggregate Commitment” means the aggregate of all Commitments of each Purchaser Group, as such amount may be reduced pursuant to Section 1.7.

“Aggregate Face Amount Outstanding” means, on any date of determination, the aggregate undrawn amount of Letters of Credit then outstanding.

“Aggregate Investment” means the sum of the Investments of all Purchasers.

“Aggregate Reserve” means, at any time at which such amount is calculated, the sum of the Loss Reserve, Dilution Reserve, Notice of Difference Reserve and Discount Reserve.

“Amsterdam” is defined in the first paragraph hereof.

“Assigned Settlement” means, for each Related Bank Purchaser for any Put, the product of such Related Bank Purchaser’s Purchased Percentage and the amount of the Conduit Purchaser Settlement being transferred pursuant to such Put.

“Atlantic” is defined in the first paragraph hereof.

“Bankruptcy Event” means, for any Person, that (a) such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (b) such Person takes any corporate action to authorize any such action.

“Business Day” means any day other than (a) a Saturday, Sunday or other day on which banks in the States of New York, Connecticut or Illinois are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.

“Cash-Collateralize” means to pledge and deposit into the Letter of Credit Collateral Account at Wachovia, for the ratable benefit of the LC Issuer and the Related Bank Purchasers, as collateral for the LC Obligations, immediately available funds pursuant to documentation in form and substance satisfactory to the Agent and the LC Issuer.

“Charge-Off” means any Receivable that has or should have been (in accordance with the Credit and Collection Policy) charged off or written off by the Seller.

“Chemtura Credit Agreement” means that certain Credit Agreement, dated as of July 1, 2005, among Chemtura Corporation, various lending institutions, Citibank, N.A., as Agent, Bank of America, N.A., as Syndication Agent, and Citigroup Global Markets Inc. and Banc of America Securities LLC, as Joint Lead Arrangers.

“Collateral” is defined in Section 1.11.

“Collection” means any amount paid, or deemed paid, on a Receivable, including from the proceeds of collateral securing, or any guaranty of, such Receivable or by the Seller under Section 1.6(b).

“Collection Agent” is defined in Section 3.1(a).

“Collection Agent Fee” is defined in Section 3.6.

“Collection Agent Replacement Event” means the occurrence of any one or more of the following:

(a)any failure by the Collection Agent to make any payment, transfer or deposit required by any Transaction Document to be made by it which failure continues unremedied for one Business Day;

(b)failure on the part of the Collection Agent to observe or perform any covenant or agreement contained in Sections 3.2 or 3.3 of this Agreement;

(c)failure on the part of the Collection Agent to observe or perform any other covenant or agreement set forth in this Agreement or any other Transaction Document, which failure has a material adverse effect on any Purchaser or the LC Issuer and continues unremedied for a period of 30 days after the earlier of (i) the date on which written notice of the failure, requiring the same to be remedied, shall have been given to the Collection Agent by any Purchaser or the LC Issuer, or to and (ii) the date on which the Collection Agent became aware of such failure;

(d)the Daily Report shall fail to have been correct in any material respect when made or delivered or shall not have been delivered when required under the terms hereof;

(e)the Weekly Report shall fail to have been correct in any material respect when made or delivered or shall not have been delivered when required under the terms hereof;

(f)the Monthly Report shall fail to have been correct in any material respect when made or delivered, or shall not have been delivered when required under the terms hereof, and such condition continues unremedied for a period of three Business Days;

(g)any written representation, warranty, certification or statement made by the Collection Agent in, or pursuant to, any Transaction Document proves to have been incorrect in any material adverse respect when made; or

(h)the Collection Agent suffers a Bankruptcy Event; or

(i)for purposes of Section 3.4 only, the occurrence of a Termination Event.

“Commitment” means, for each Related Bank Purchaser, the amount set forth on Schedule II for such Conduit Purchaser or in a Transfer Supplement, and for each Purchaser Group, the amount set forth on Schedule II for such Purchaser Group, in each case as adjusted in accordance with Sections 1.7 and 9.8.

“Commitment Percentage” means, for each Related Bank Purchaser in a Purchaser Group, the Commitment for such Related Bank Purchaser divided by the total of all Commitments of all Related Bank Purchasers in such Purchaser Group.

“Concentration Limit” means with respect to any Obligor (i) with senior unsecured long-term indebtedness rated A (or higher) by S&P and A2 (or higher) by Moody’s, an amount not to exceed 6.0% of the Eligible Receivables Balance, (ii) with senior unsecured long-term indebtedness rated at least BBB- but lower than A by S&P and at least Baa3 but lower than A2 by Moody’s, an amount not to exceed 4.0% of the Eligible Receivables Balance and (iii) with respect to all other Obligors not covered in clauses (i) and (ii) and not then the subject of a Special Limit, an amount not to exceed 2.0% of the Eligible Receivables Balance.

“Conduit Purchaser” means each Person party to this Agreement and listed as such on Schedule II hereto and each other Person that becomes a Conduit Purchaser pursuant to a Transfer Supplement.

“Conduit Purchaser Investment Percentage” means a fraction, expressed as a decimal, obtained by dividing the Investment of a Conduit Purchaser by the Investment of all Purchasers.

“Conduit Purchaser Settlement” means the sum of all claims and rights to payment pursuant to Section 1.6 or 1.8 or any other provision owed to a Conduit Purchaser (or owed to the Agent or Purchaser Agent or the Collection Agent for the benefit of a Conduit Purchaser) by the Seller that, if paid, would be applied to reduce Investment.

“CP Dealer” means, at any time for each Conduit Purchaser, each Person such Conduit Purchaser then engages as a placement agent or commercial paper dealer.

“CP Rate” means, for any Conduit Purchaser for any CP Tranche Period, a rate per annum equal to (a) the weighted average of the rates at which commercial paper notes having a term equal to such CP Tranche Period may be sold by any CP Dealer selected by such Conduit Purchaser, as agreed between each such CP Dealer and such Conduit Purchaser, plus (b) on or after the occurrence of a Termination Event, 2%. If such rate is a discount rate, the CP Rate shall be the rate resulting from such Conduit Purchaser’s converting such discount rate to an interest-bearing equivalent rate. If such Conduit Purchaser determines that due to disruptions in the commercial paper market that it is unable to issue commercial paper, then the CP Rate shall be the Prime Rate for so long as such condition shall continue. The CP Rate shall include all costs and expenses to each Conduit Purchaser of issuing the related commercial paper notes, including all dealer commissions and note issuance costs in connection therewith.

“Credit and Collection Policy” means each Originator’s credit and collection policy and practices relating to Receivables attached hereto as Exhibit I.

“Credit Event” means the issuance of a Letter of Credit or the making of a Purchase under this Agreement.

“Credit Exposure” means at any time, the sum of the Aggregate Investment plus the LC Obligations. In computing the Credit Exposure in connection with a Purchase, the proceeds of which will be used to refinance a draw under a Letter of Credit, the Seller need not count both the Reimbursement Obligations and the amount that the Purchasers will pay to the Seller on account of such Purchase or the amount of any LC Obligations that are fully Cash-Collateralized.

“Daily Reporting Period” means, any period during which (i) the senior unsecured long-term debt of the Parent is rated less than BB- by S&P or Ba3 by Moody’s (or either such rating is suspended or withdrawn) or (ii) a Financial Covenant Grace Period exists.

“Deemed Collections” is defined in Section 1.6(b).

“Default Rate” means (a) as to Interest owing to the LC Issuer, a rate per annum equal to the sum of the Prime Rate applicable to VFCC’s Purchaser Group plus 200 basis points (2.00%), and (b) as to Interest owing to any Purchaser, a rate per annum equal to the sum of the Prime Rate applicable to its Purchaser Group plus 200 basis points (2.00%).

“Default Ratio” means, at any time, the ratio of (a) the then aggregate outstanding balance of all Defaulted Receivables (minus Charge-Offs) to (b) the then aggregate outstanding balance of all Receivables (minus Charge-Offs).

“Defaulted Receivable” means any Receivable (a) on which any amount is unpaid more than 90 days past its original due date, or (b) the Obligor on which has suffered a Bankruptcy Event.

“Delinquency Ratio” means, at any time, the ratio of (a) the then aggregate outstanding balance of all Delinquent Receivables to (b) the then aggregate outstanding balance of all Receivables.

“Delinquent Receivable” means any Receivable (other than a Charge-Off or Defaulted Receivable) on which any amount is unpaid more than 60 days past its original due date.

“Deposit Date” means each day on which any Collections are deposited in any Lock-Box Account or on which the Collection Agent receives any Collections.

“Designated Financial Officer” means each of Chief Financial Officer, Treasurer and Assistant Treasurer.

“Dilution” means, for any calendar month, the amount Deemed Collections deemed to be received during such calendar month pursuant to Section 1.6(b), except for any amount that would otherwise constitute Dilution that is described in the definition of Notice of Difference.

“Dilution Horizon Ratio” means, for each calendar month, a fraction (expressed as a ratio) the numerator of which is the aggregate amount of Receivables generated by the Originators during the most recent three calendar month period and the denominator of which is the Eligible Receivables Balance as of the last day of such calendar month.

“Dilution Ratio” means, for each calendar month, a fraction (expressed as a ratio) the numerator of which is the amount of Dilution for such calendar month, and the denominator of which is the aggregate amount of Receivables generated by the Originators during the third calendar month ended immediately prior to such calendar month.

“Dilution Reserve” means at any time the product of (aa) the product of (A) the sum of (i) the Dilution Reserve Stress Factor, times the average Dilution Ratio for the most recent 12 calendar months, plus (ii) the product of (x) the excess (if any) of the highest Dilution Ratio for the most recent 12 calendar months and the average Dilution Ratio for the same 12 calendar months and (y) the quotient of the highest Dilution Ratio for the most recent 12 calendar months divided by the average Dilution Ratio for the same 12 calendar months, and (B) the Dilution Horizon Ratio for the most recently completed calendar month, and (bb) the Eligible Receivables Balance.

“Dilution Reserve Stress Factor” shall mean 2.25.

“Discount” means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during the Tranche Period divided by (b) 360 days.

“Discount Period” means, with respect to any Settlement Date or the Termination Date, the period from and including the preceding Settlement Date (or if none, the date that the first Incremental Purchase is made hereunder) to but not including such Settlement Date or Termination Date, as applicable.

“Discount Rate” means, for any Tranche Period, the CP Rate, the Eurodollar Rate or the Prime Rate, as applicable.

“Discount Reserve” means, at any time, the product of (a) 1.5 multiplied by (b) the rate announced by ABN AMRO as its “Prime Rate” (which may not be its best or lowest rate) plus 100 basis points (1.00%) multiplied by (c) Aggregate Investment multiplied by (d) a fraction, the numerator of which is the average Turnover Rate as of the last day of the last three calendar months and the denominator of which is 360.

“Dollar” and “$” means lawful currency of the United States of America.

“Early Payment Fee” means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Related Bank Purchasers for any reason other than their default, scheduled to be allocated) to a Tranche Period for a CP Tranche or Eurodollar Tranche is reduced or terminated before the last day of such Tranche Period (the amount of Investment so reduced or terminated being referred to as the “Prepaid Amount”), the cost to the relevant Purchaser of terminating or reducing such Tranche, which (a) for a CP Tranche means any compensation payable in prepaying the related commercial paper or, if not prepaid, any shortfall between the amount that will be available to the applicable Conduit Purchaser on the maturity date of the related commercial paper from reinvesting the Prepaid Amount in Permitted Investments and the Face Amount of such commercial paper and (b) for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.

“Effective Receivable Interest” means, on any date of determination, an undivided percentage interest in all then outstanding Receivables and all related Collections equal to the percentage computed pursuant to the following formula:
ACE	+	APRP
ERB

where:

ACE=
the Credit Exposure as of the last day of the Calculation Period then most recently ended, plus the amount of any Incremental Purchases since such date, plus the amount of any Letter of Credit issuances or increases since such date, minus the excess, if any, of Purchaser Collections received by the Seller or the Collection Agent since such date over the aggregate amount of Reinvestment Purchases made since such date, and minus cash in the Letter of Credit Cash Collateral Account;

ERB=	the Eligible Receivables Balance as of the most recent periodic date of recomputation pursuant to Section 1.6(a); and

APRP=	the aggregate of the Purchaser Reserve Percentages at such time.

“Eligible Receivable” means, at any time, any Receivable:

(i) the Obligor of which (a) is a resident of, or organized under the laws of, or with its chief executive office in, the USA; provided, however, that not more than 10% of Eligible Receivables in the aggregate at any time may consist of Receivables due from Obligors which are not residents of, or organized under the laws of, or with chief executive offices in, the USA (each, an “Eligible Foreign Receivable”) if the applicable Obligor under each such Eligible Foreign Receivable (1) is a resident of a country that (x) is a member of the Organization of Economic Cooperation and Development and (y) has a short-term country risk rating of not less than A-3 by S&P and P-3 by Moody’s, and (2) all payments of such Receivables are required to be made in US dollars into a Lock-Box Account; provided that all other terms hereof shall apply to such Eligible Foreign Receivables and provided further that any Purchaser Agent may remove or discontinue the allowance for Eligible Foreign Receivables set forth in this clause (a) upon not less than three Business Days prior written notice to the Seller, Collection Agent and Agent in the sole discretion of such Purchaser Agent; (b) is not an Affiliate of any Originator; (c) is not a government or a governmental subdivision or agency; (d) has not suffered a Bankruptcy Event; (e) is a customer of the Originator in good standing; (f) is not the Obligor of Receivables 25% or more of which are Defaulted Receivables; and (g) is not Honeywell International Inc. or any of its Affiliates.

(ii) which is stated to be due and payable within 90 days after the invoice therefor; provided, however, that not more than 15% of the Eligible Receivables Balance (other than the portion of the Eligible Receivables Balance represented by Eligible Foreign Receivables) at any time may consist of Receivables which are stated to be due and payable within 91 to 180 days after invoice therefor, provided that any Purchaser Agent may remove or discontinue this allowance for Receivables due within 91 to 180 days after the invoice thereafter set forth in this subsection (ii) from the criteria for Eligible Receivables upon not less than three Business Days prior written notice to the Seller, Collection Agent and Agent in the sole discretion of such Purchaser Agent;

(iii) which is not a Defaulted Receivable or a Charge-Off;

(iv) which is an “account” or “payment intangible” within the meaning of Section 9-102(a) of the UCC of all applicable jurisdictions;

(v) which is denominated and payable only in Dollars in the USA and is non-interest bearing; provided that a Receivable shall not be deemed to be interest bearing solely as a result of the Seller’s lawful imposition of an interest or other charge on any Receivable that remains unpaid for some specified period of time;

(vi) which arises under a contract that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no offset, counterclaim, defense or other Adverse Claim, and is not an executory contract or unexpired lease within the meaning of Section 365 of the Bankruptcy Code;

(vii) which arises under a contract that (a) contains an obligation to pay a specified sum of money and is subject to no contingencies and (b) does not contain a confidentiality provision that purports to restrict any Purchaser’s exercise of rights under this Agreement, including, without limitation, the right to review such contract;

(viii) which does not, in whole or in part, contravene any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy); and

(ix) which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of each Originator’s business from the sale of goods or provision of services to a related Obligor solely by each Originator.

“Eligible Receivables Balance” means, at any time, (a) the aggregate outstanding principal balance of all Eligible Receivables less (b) an amount equal to the sum of (1) the portion of the aggregate outstanding principal balance of Eligible Receivables which exceed the Concentration Limit or the Special Limit plus (2) the dollar amounts of the Tax Liability Amount plus (3) any interest finance charges or late fees that would otherwise constitute a portion of each Eligible Receivable.

“Eurodollar Rate” means, for any Tranche Period for a Eurodollar Tranche, the sum of (a) LIBOR for such Tranche Period divided by 1 minus the “Reserve Requirement” plus (b) the amount specified in the Fee Letter plus (c) during the continuance of any Financial Covenant Grace Period and on or after the occurrence of a Termination Event, the amount specified in the Fee Letter; where “Reserve Requirement” means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on “eurocurrency liabilities” as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.

“Face Amount” means the face amount of any commercial paper issued by a Conduit Purchaser on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.

“Facing Fee” is defined in Section 1.5(a).

“Federal Funds Rate” means, with respect to each Purchaser Group, for any day the greater of (i) the highest rate per annum as determined by the applicable Purchaser Agent at which overnight Federal funds are offered to such Purchaser Agent for such day by major banks in the interbank market, and (ii) if such Purchaser Agent is borrowing overnight funds from a Federal Reserve Bank that day, the highest rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by a Purchaser Agent shall be conclusive and binding on the Seller except in the case of manifest error.

“Fee Letter” means the amended and restated letter agreement dated as of the date hereof among the Seller, the Agent, the Purchaser Agents and the Conduit Purchasers, as amended, restated, modified or supplemented from time to time.

“Financial Covenant Grace Period” means any period commencing on the date on which a Potential Termination Event described in clause (m) of the definition of Termination Event first occurs and ending on the date on which such Potential Termination Event ceases to exist or has been waived.

“Funding Agreement” means any agreement or instrument executed by a Conduit Purchaser and executed by or in favor of any Funding Source or executed by any Funding Source at the request of such Conduit Purchaser.

“Funding Charges” means, for any Conduit Purchaser for any day, the product of (i) the per annum rate (inclusive of dealer fees and commissions) paid or payable by such Conduit Purchaser in respect of commercial paper notes on such day that are allocated, in whole or in part, to fund or maintain its Investment for such day, as determined by its Purchaser Agent and other interest and costs allocated by or on behalf of such Conduit Purchaser to fund or maintain its Investment associated with the funding by the Conduit of small or odd lot amounts that are not funded with commercial paper notes and (ii) such Conduit Purchaser Investment as of the end of such day and (iii) 1/360.

“Funding Parties” has the meaning set forth in Section 6.2.

“Funding Source” means for a Conduit Purchaser any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for such Conduit Purchaser.

“GAAP” means generally accepted accounting principles in the USA, applied on a consistent basis.

“Governmental Authority” means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

“Incremental Purchase” is defined in Section 1.1(b).

“Initial Collection Agent” is defined in the first paragraph hereof.

“Instructing Group” means Purchaser Agents representing Purchaser Groups with at least 50% of the Commitments of all Purchaser Groups.

“Intended Tax Characterization” is defined in Section 9.9.

“Interest” is defined in Section 1.2(c).

“Interim Liquidation” means any time before the Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.3.

“Investment” means, for each Purchaser (or Purchaser Group), (a) the sum of (i) all Incremental Purchases by such Purchaser (or Purchaser Group) and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser (or Purchaser Group) to any other Purchaser in its Purchaser Group under Article II minus (b) all Collections, amounts received from other Purchasers under Article II, and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser (or Purchaser Group) to reduce such Purchaser’s Investment. A Purchaser’s Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

“LC Application” has the meaning set forth in Section 1.2(b).

“LC Fee” has the meaning set forth in the Fee Letter.

“LC Issuer” means Wachovia Bank, National Association, and its successors.

“LC Obligations” means, at any time, the sum, without duplication, of (a) the Aggregate Face Amount Outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 1.2(c).

“LC Percentage” means, on any date of determination, the ratio (expressed as a percentage) of (a) the sum of (i) the Aggregate Face Amount Outstanding, plus (ii) any outstanding Reimbursement Obligations, to (b) the Purchase Limit.

“LC Sublimit” means the lesser of (a) $100,000,000, and (b) the Aggregate Commitments.

“Letter of Credit” means a stand-by letter of credit issued by Wachovia in Dollars for the account of the Seller at the request of an Originator with an expiry date not to exceed one year from the later of (i) its date of issuance, and (ii) the date of its most recent Modification).

“Letter of Credit Collateral Account” means a segregated cash collateral account at Wachovia in the LC Issuer’s name established at any time after the date of this Agreement at the LC Issuer’s request that is under the exclusive control of the LC Issuer (for the ratable benefit of the LC Issuer and the Related Bank Purchasers).

“Letter of Credit Request” is defined in the Purchase Agreements.

“LIBOR” means, for any Tranche Period for a Eurodollar Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, which appears on Page BBAM on the Bloomberg Terminal (“Page BBAM”) (or any successor page or successor service that displays the British Bankers’ Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period. If for any Tranche Period for a Eurodollar Tranche no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Agent at least 3 Business Days before the commencement of the period for which it is to be determined), the Agent shall determine such rate based on the rates ABN AMRO is offered deposits of such duration in the London interbank market.

“Limited Guaranty” means the Second Amended and Restated Limited Guaranty, dated the date hereof, from the Parent in favor of the Agent for the benefit of the Agent, the Purchaser Agents, the LC Issuer and the Purchasers.

“Liquidation Period” means, for each Conduit Purchaser, all times when such Conduit Purchaser is not making Reinvestment Purchases pursuant to Section 1.1(d) and, for all Purchasers, all times (x) during an Interim Liquidation and (y) on and after the Termination Date.

“Lock-Box” means each post office box or bank box listed on Exhibit F, as revised pursuant to Section 5.1(i).

“Lock-Box Account” means each account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving or concentrating Collections.

“Lock-Box Agreement” means each agreement between the Collection Agent and a Lock-Box Bank concerning a Lock-Box Account.

“Lock-Box Bank” means each bank listed on Exhibit F, as revised pursuant to Section 5.1(i).

“Lock-Box Letter” means a letter in substantially the form of Exhibit G (or otherwise acceptable to the Agent) from the Seller and the Collection Agent to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.

“Loss Horizon Ratio” means, for each calendar month, a fraction (expressed as a ratio) the numerator of which is the aggregate amount of Receivables generated by the Originators during the most recent four calendar month period and the denominator of which is the Eligible Receivables Balance as of the last day of such calendar month.

“Loss Proxy” means, for each calendar month, a fraction (expressed as a ratio) the numerator of which is equal to the sum of (i) the outstanding balance of Receivables which are unpaid at least 61 and not more than 90 days past the due date of such Receivables as of the last day of such calendar months plus (ii) the outstanding balance of all Receivables which became Charge-Offs during such calendar month together with all Receivables deemed uncollectible by an Originator during such calendar month plus (iii) the outstanding balance of all Receivables the Obligor of which suffered a Bankruptcy Event during such calendar month, and the denominator of which is the aggregate amount of Receivables generated by the Originators during the most recent calendar month that is three months prior to the calendar month of calculation. For the purposes of calculating the Loss Proxy in part (i) of the numerator above, for Chemtura Corporation and Chemtura USA Corporation only, the Loss Proxy for the 61 to 90 days past due Receivables is to be calculated as the amount of receivables that are 31 to 90 days past due multiplied by 50% for such periods during which the exact data for 61 to 90 days past due Receivables is not available.

“Loss Reserve” shall equal (i) the greater of (A) 12.0% and (B) the product of (x) the Loss Reserve Stress Factor, (y) the highest rolling three-month average Loss Proxy during the most recent 12 calendar months, and (z) the Loss Horizon Ratio as of the most recently completed calendar month, multiplied by (ii) the Eligible Receivables Balance.

“Loss Reserve Stress Factor” shall be 2.25.

“Loss-to-Liquidation Ratio” means, for any period, the ratio of the outstanding balance of Charge-Offs to the aggregate amount of Collections during such period.

“Matured Aggregate Investment” means, at any time, the Matured Value of the total Investments of all Purchasers then outstanding.

“Matured Value” means, of any Investment, the sum of such Investment and all unpaid Discount, fees and other amounts scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

“Maximum Incremental Purchase Amount” means, at any time, the difference between (i) the lesser of the Purchase Limit and the Aggregate Commitment, and (ii) the Credit Exposure then outstanding.

“Modification” and “Modify” are defined in Section 1.2(a).

“Monthly Reporting Period” means, any period which is not a Weekly Reporting Period or a Daily Reporting Period.

“Moody’s” means Moody’s Investors Service, Inc.

“Notice of Difference” means, for any Settlement Period the aggregate amount accrued for prospective Dilution as of the last day of such Settlement Period under the Notice of Difference Policy attached as Appendix 3 to the Credit and Collection Policy less any such amount for which a credit memo has been issued pursuant to the Credit and Collection Policy.

“Notice of Difference Reserve” means an amount equal to the product of (i) 1.5 and (ii) the highest Notice of Difference experienced for any of the last twelve calendar months.

“Obligor” means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.

“Originators” means each of Chemtura USA Corporation (f/k/a Crompton Manufacturing Company, Inc. (as successor by merger to Crompton Sales Company, Inc.)), Chemtura Corporation (f/k/a/ Crompton Corporation), Great Lakes Chemical Corporation and Bio-Lab, Inc.

“Parent” means Chemtura Corporation (f/k/a Crompton Corporation), a Delaware corporation.

“Percentage” means, for each Related Bank Purchaser, the ratio (expressed as a percentage) of its Commitment to the Aggregate Commitment.

“Periodic Report” means, for any Reporting Date, (i) during any Monthly Reporting Period, a report (a “Monthly Report”) reflecting the information as of the close of business of the Collection Agent for the immediately preceding calendar month, containing the information described on Exhibit C-1 (with such modifications or additional information as requested by the Agent or the Instructing Group), (ii) during any Weekly Reporting Period, a report (a “Weekly Report”) reflecting the information as of the close of business of the Collection Agent for the immediately preceding calendar week, containing the information described on Exhibit C-2 (with such modifications or additional information as requested by the Agent or the Instructing Group) and (iii) during any Daily Reporting Period, a report (a “Daily Report”) reflecting the information as of the close of business of the Collection Agent for the second preceding calendar day, containing the information described on Exhibit C-3 (with such modifications or additional information as requested by the Agent or the Instructing Group).

“Permitted Investments” means (a) evidences of indebtedness, maturing within thirty (30) days after the date of purchase thereof, issued by, or guaranteed by the full faith and credit of, the federal government of the USA, (b) repurchase agreements with banking institutions or broker-dealers the short-term unsecured obligations of which is rated at least “A-1” (or the equivalent) by S&P and at least “P-1” (or the equivalent) by Moody’s registered under the Securities Exchange Act of 1934 which are fully secured by obligations of the kind specified in clause (a), (c) money market funds (i) rated not lower than the highest rating category from Moody’s and “AAA m” or “AAAm-g,” from S&P or (ii) which are otherwise acceptable to the Rating Agencies or (d) commercial paper issued by any corporation incorporated under the laws of the USA and rated at least “A-1” (or the equivalent) by S&P and at least “P-1” (or the equivalent) by Moody’s.

“Person” means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.

“Pledged Interest” means, on any date of determination on which an LC Obligation is outstanding, an undivided percentage interest in all then outstanding Receivables and related Collections equal to the percentage computed pursuant to the following formula:

LCO	+	RP
ER
where:

LCO	=	the LC Obligations on such date;
ER	=	the Eligible Receivables Balance at such time; and
RP	=	the Reserve Percentage at such time.

provided, however, at all times after the Termination Date, that the Effective Receivable Interest shall equal 100.0%.

“Potential Termination Event” means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

“Prime Rate” means, with respect to each Purchaser Group, (A) for any period, the daily average during such period of the greater of (i) the floating commercial loan rate per annum of the applicable Purchaser Agent (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by such Purchaser Agent) announced from time to time as its prime rate or equivalent for Dollar loans in the USA, changing as and when said rate changes and (ii) the Federal Funds Rate plus 0.75% plus (B) on or after the occurrence of a Termination Event, the amount set forth in the Fee Letter.

“Purchase” is defined in Section 1.1(a).

“Purchase Agreement” means the Receivables Purchase Agreement dated as of December 11, 1998, among the Seller and each Originator, as amended, modified or supplemented from time to time.

“Purchase Amount” is defined in Section 1.1(c).

“Purchase Date” is defined in Section 1.1(c).

“Purchase Interest” means, for a Purchaser, the percentage ownership interest in the Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(a).

“Purchase Limit” means $275,000,000.

“Purchased Percentage” means, for any Put, for each Related Bank Purchaser in a Purchaser Group, the percentage obtained by dividing its Commitment by the Commitments of all Related Bank Purchasers in such Purchaser Group.

“Purchaser Agent” means each entity as an agent for Purchaser Group, as specified from time to time herein.

“Purchaser Collections” is defined in Section 1.1(a).

“Purchaser Group” means, for each Conduit Purchaser, such Conduit Purchaser, its Related Bank Purchasers (if any), and the Purchasers party to its Transfer Agreement.

“Purchaser Reserve Percentage” means, for each Purchaser, the Reserve Percentage multiplied by a fraction, the numerator of which is such Purchaser’s outstanding Investment and the denominator of which is the Aggregate Investment.

“Purchasers” means each Conduit Purchaser and the Related Bank Purchasers.

“Put” is defined in Section 2.l(a).

“Ratable Share” means, for each Purchaser Group, such Purchaser Group’s Commitment divided by the aggregate Commitment of all Purchaser Groups.

“Rating Agency” means Moody’s, S&P and any other rating agency a Conduit Purchaser chooses to rate its commercial paper notes.

“Ratings” means, for any Conduit Purchaser, the ratings by the Rating Agencies of such Conduit Purchaser of the indebtedness for borrowed money of such Conduit Purchaser.

“Receivable” means each obligation of an Obligor to pay for merchandise sold or services rendered by any Originator and includes such Originator’s rights to payment of any interest or finance charges and in the merchandise (including returned goods) and contracts relating to such Receivable, all security interests, guaranties and property securing or supporting payment of such Receivable, all Records and all proceeds of the foregoing. During any Interim Liquidation and on and after the Termination Date, the term “Receivable” shall only include receivables existing on the date such Interim Liquidation commenced or Termination Date occurred, as applicable. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that (x) any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after the Collection Agent receives payment of such Deemed Collections under Section 1.6(b) or (y) if such Deemed Collection is received before the Termination Date, an adjustment to the Sold Interest and Seller Interest permitted by Section 1.6(c) is made.

“Receivable Interest” means a Purchase Interest or a Pledged Interest.

“Receivable Purchase Facility” means any receivables purchase agreement, loan agreement or other similar contractual arrangement to which the Conduit Purchasers are a party relating to the transfer, purchase or financing of receivables or other assets.

“Records” means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable or the related Obligor.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Seller then outstanding under Section 1.2(c) to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Letter of Credit.

“Reinvestment Purchase” is defined in Section 1.1(b).

“Related Bank Purchasers” means the Persons listed as such (and their respective Commitments) for each Conduit Purchaser as listed on Schedule II hereto and each other Person that becomes a Related Bank Purchaser pursuant to a Transfer Supplement.

“Reporting Date” means, (i) during any Monthly Reporting Period, the 20th day of each calendar month, (ii) during any Weekly Reporting Period, Tuesday of each calendar week and (iii) during any Daily Reporting Period, each calendar day.

“Reporting Period” means, a Daily Reporting Period, Weekly Reporting Period and Monthly Reporting Period, as applicable.

“Required Related Bank Purchasers” means Related Bank Purchasers having Related Bank Purchaser Commitments in excess of 66-2/3% of the Commitment of all Related Bank Purchasers.

“Reserve Percentage” means, at any time, the quotient obtained by dividing (a) the Aggregate Reserve by (b) the Eligible Receivables Balance.

“Seller” is defined in the first paragraph hereof.

“Seller Account” means the Seller’s account number 035-1-084215 at The Chase Manhattan Bank, New York, New York or such other account designated by the Seller to the Agent with at least ten (10) days prior notice.

“Seller Collections” is defined in Section 1.1(a).

“Seller Interest” is defined in Section 1.1(a).

“Settlement Date” means the 20th day of each calendar month (or, if such day is not a Business Day, the next succeeding Business Day).

“Sold Interest” is defined in Section 1.1(a).

“Special Limit” means, with respect to ChemPoint.com (the internet-enabled marketing service business of Univar USA), an amount not to exceed 4% of the aggregate outstanding balance of all Eligible Receivables, provided, however, (i) ChemPoint.com (the internet-enabled marketing service business of Univar USA), is a direct or indirect Subsidiary of Univar N.V., and (ii) that any Purchaser Agent may remove or discontinue such Special Limit upon three Business Days prior written notice to the Seller, the Agent and such other Purchaser Agent in the sole discretion of the Purchaser Agent.

“S&P” means Standard & Poor’s Ratings Group.

“Standby Letter of Credit” means an irrevocable standby Letter of Credit for the account of an Originator and for the benefit of any holder of obligations of an Originator or its Affiliates incurred in the ordinary course of business.

“Subordinated Notes” means each buyer note issued by the Seller to the applicable Originator under the Purchase Agreement.

“Subsidiary” means any Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by the Seller or any Originator or by one or more other Subsidiaries of the Seller or such Originator. The Subsidiaries of the Parent on the date hereof are listed on Exhibit E.

“Tax Liability Amount” means at any date the amount carried in the Originator’s records representing the obligation to pay or reimburse all sales taxes, value added taxes or similar taxes payable with respect to Eligible Receivables and any interest, penalties or other charges with respect thereto.

“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

“Termination Date” means the earliest of (a) the date of the occurrence of a Termination Event described in clause (e) of the definition of Termination Event, (b) the date designated by the Agent or the Instructing Group to the Seller at any time after the occurrence of any other Termination Event, (c) the Business Day designated by the Seller with no less than five (5) Business Days prior notice to the Agent and (d) March 2, 2009.

“Termination Event” means the occurrence of any one or more of the following:

(a) any representation, warranty, certification or statement made by the Seller or any Originator in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made; or

(b) the Collection Agent, any Originator or the Seller fails to make any payment or other transfer of funds hereunder when due (including any payments under Section 1.6(a)); or

(c) the Seller fails to observe or perform any covenant or agreement contained in Sections 5.1(b), 5.1(e), 5.1(g), 5.1(i), 5.1(j) or 5.1(n) of this Agreement or any Originator fails to perform any covenant or agreement in Sections 6.1(d), 6.1(f), 6.1(i), 6.1(j), 6.1(k), 6.2(b) or 6.3 of each Purchase Agreement; or

(d) the Seller or the Collection Agent (or any sub-collection agent) fails to observe or perform any other term, covenant or agreement under any Transaction Document, and such failure remains unremedied for thirty days; or

(e) the Seller, any Originator or any Subsidiary suffers a Bankruptcy Event; or

(f) the average of the Delinquency Ratios as of the end of each of the most recent three calendar months exceeds 5.0%, the average of the Default Ratios as of the end of each of the most recent three calendar months exceeds 5.0%, the Dilution Ratio at the end of any calendar month measured for the three month calendar period then ending exceeds 6.0% or the Loss-to-Liquidation Ratio at the end of any calendar month measured for the three month calendar period then ending exceeds 1.0%; or

(g) (i) the Seller, any Originator or any Affiliate, directly or indirectly, disaffirms or contests the validity or enforceability of any Transaction Document or (ii) any Transaction Document fails to be the enforceable obligation of the Seller or any Affiliate party thereto; or

(h) the Seller or any Subsidiary (A) generally does not pay its debts as such debts become due or admits in writing its inability to pay its debts generally or (B) fails to pay any of its indebtedness (except in aggregate principal amount of less than $1,000,000 or indebtedness under the Chemtura Credit Agreement) or defaults in the performance of any provision of any agreement under which such indebtedness was created or is governed and such default permits such indebtedness to be declared due and payable or to be required to be prepaid before the scheduled maturity thereof; or

(i) any event occurs or condition exists which constitutes an Event of Default (as defined in the Chemtura Credit Agreement) under the Chemtura Credit Agreement; provided, however, that such Event of Default under the Chemtura Credit Agreement shall not constitute a Termination Event hereunder until the earlier to occur of (x) the 91st day after the date on which such Event of Default arises under the Chemtura Credit Agreement so long as such Event of Default is then continuing and (y) the acceleration by the Lenders thereunder of the obligations under the Chemtura Credit Agreement ; or

(j) the average of the Turnover Rates for each of the most recent three calendar months exceeds 90 days; or

(k) a Collection Agent Replacement Event has occurred and is continuing with respect to the Initial Collection Agent; or

(l) the Parent shall fail to own and control, directly or indirectly, 100.0% of the outstanding voting stock of the Seller and each Originator; or

(m) the Parent shall fail to comply with any covenant set forth in Section 5.03 of the Chemtura Credit Agreement (as such Chemtura Credit Agreement is in effect as of July 1, 2005, without regard to any subsequent amendment, supplement, waiver or termination thereof or any defined terms contained therein, in each case unless consented to by the Agent at the direction of the Instructing Group); provided, however, that the Parent’s failure to comply with such Sections of the Chemtura Credit Agreement shall not constitute a Termination Event hereunder until the earliest to occur of (x) the 91st day after the date on which such failure to comply constitutes an Event of Default under the Chemtura Credit Agreement so long as such Event of Default is then continuing and (y) the acceleration by the Lenders thereunder of the obligations under the Chemtura Credit Agreement.

Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Receivable pursuant to Section 1.6(b) so that such Receivable is no longer considered to be outstanding or, before the Termination Date, has adjusted the Sold Interest and Seller Interest as provided in Section 1.6(c) so that such Receivable is no longer considered to be outstanding

“Tranche” means a portion of the Investment of a Conduit Purchaser or of the Related Bank Purchasers allocated to a Tranche Period pursuant to Section 1.4. A Tranche is a (i) CP Tranche, (ii) Eurodollar Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Rate, (ii) Eurodollar Rate, or (iii) Prime Rate.

“Tranche Period” means a period of days ending on a Business Day selected by each Purchase Agent pursuant to Section 1.4, which (i) for a CP Tranche shall not exceed 270 days, (ii) for a LIBOR Tranche shall not exceed 180 days, and (iii) for a Prime Tranche shall not be less than 2 days and shall not exceed 30 days.

“Transaction Documents” means this Agreement, the Fee Letter, the Limited Guaranty, the Purchase Agreements, the Subordinated Notes, the LC Applications, and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

“Transfer Agreement” means each transfer, liquidity or asset purchase agreement entered into among a Conduit Purchaser, its Purchaser Agent and its Related Bank Purchasers in connection with this Agreement.

“Transfer Supplement” is defined in Section 9.8.

“Turnover Rate” means, for any period for which it is calculated, the product, expressed in days, of (1) the outstanding balance of all Receivables at the beginning of such period divided by (2) the average daily Collections (other than Deemed Collections) during such period.

“UCC” means, for any state, the Uniform Commercial Code as in effect in such state.

“USA” means the United States of America (including all states and political subdivisions thereof).

“Unused Aggregate Commitment” means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Credit Exposure.

“Unused Commitment” means, for any Committed Purchaser at any time, the difference between its Commitment and its Investment then outstanding.

“VFCC” is defined in the first paragraph hereof.

“Weekly Reporting Period” means, any period during which the senior unsecured long-term debt of the Parent is rated less than BB+ by S&P or Ba1 by Moody’s (or either such rating is suspended or withdrawn) and which is not a Daily Reporting Period.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation change.